Exhibit 2.2

ASSET PURCHASE AGREEMENT
BY AND AMONG
BLACKJEWEL L.L.C.,
AS PURCHASER,
CONTURA COAL WEST, LLC, CONTURA WYOMING
LAND, LLC, AND CONTURA COAL SALES, LLC,
AS SELLER,
SOLELY FOR PURPOSES OF SECTION 8.5(a) AND SECTION 8.8,
CONTURA ENERGY SERVICES, LLC,
AND, SOLELY FOR PURPOSES OF SECTION 12.6,
CONTURA ENERGY, INC.

DECEMBER 7, 2017

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6.4	Litigation	32
6.5	Brokers	32
6.6	Sufficiency of Funds	32
6.7	Permitting	33
6.8	Ownership and Control File	33
6.9	Federal Coal Lease Qualifications	33
Article VII TAX MATTERS		33
7.1	Tax Cooperation; Allocation of Taxes	33
7.2	Tax Treatment	34
Article VIII CERTAIN COVENANTS AND AGREEMENTS		35
8.1	Interim Operations	35
8.2	Reasonable Access	36
8.3	Notification of Certain Matters	36
8.4	Efforts to Meet Conditions to Closing.	36
8.5	Certain Provisions Relating to Consents; Release of Guarantees.	38
8.6	Permitting.	41
8.7	Further Assurances	43
8.8	Transition Services	43
8.9	Correspondence	44
8.1	Employees.	44
8.11	Bulk-Sales Laws	46
8.12	Disclaimer of Warranties	46
8.13	Schedules	46
Article IX CONDITIONS TO CLOSING		47
9.1	Conditions to Obligations of Each Party	47
9.2	Conditions to Obligations of the Purchaser	47
9.3	Conditions to Obligations of the Seller	47
9.4	Frustration of Closing Conditions	48
Article X TERMINATION OF AGREEMENT		48
10.1	Right to Terminate	48
10.2	Effect of Termination	49
Article XI SURVIVAL OF REPRESENTATIONS AND WARRANTIES		49
11.1	Survival	49
Article XII INDEMNIFICATION		50
12.1	General Indemnification Obligation.	50
12.2	Indemnification Procedures	52
12.3	Specific Performance	52
12.4	Exclusive Remedies	52
12.5	Additional Security for Purchaser’s Performance	53
12.6	Covenant Regarding Seller’s Performance	53

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Article XIII MISCELLANEOUS PROVISIONS		53
13.1	Notices	53
13.2	Waivers and Amendments	54
13.3	Fees and Expenses	55
13.4	Successors and Assigns	55
13.5	Consent to Jurisdiction	55
13.6	Governing Law	55
13.7	Waiver of Jury Trial	55
13.8	Severability	56
13.9	Entire Agreement	56
13.1	Construction	56
13.11	Incorporation of Exhibits and Schedules	56
13.12	Headings	57
13.13	Counterparts	57
13.14	Announcements	57
13.15	Third Parties	57

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EXHIBITS
Exhibit A-1	Form of Bill of Sale
Exhibit B	Form of Liabilities Assignment and Assumption Agreement
Exhibit C	Form of Lease Assignment
Exhibit D	Form of Contract Assignment
Exhibit E	Form of Permit Operating Agreement
Exhibit F	Form of Deed
Exhibit G	Form of Royalty Agreement
Exhibit H	Form of Back-To-Back Coal Supply Agreement
Exhibit I	Form of Purchaser Corporate Guaranty
Exhibit J	Projected Payments

SCHEDULES
Schedule 1.1(a)	Lease Bonds and Reclamation Performance Bonds
Schedule 1.1(b)	Leased Real Property
Schedule 1.1(c)	Owned Real Property
Schedule 1.1(d)	Permitted Liens – Royalty
Schedule 1.1(e)	Permitted Liens – Other
Schedule 1.1(f)	Software
Schedule 2.1(e)	Contracts
Schedule 2.1(f)	Tangible Personal Property
Schedule 2.1(g)	Permits
Schedule 2.2(s)	Retained Assets
Schedule 2.3(j)	Liabilities Under Seller NOVs
Schedule 3.4	Wyoming Production Tax Liabilities Amount
Schedule 3.5	Estimated Maintenance Contracts Amount
Schedule 4.2(j)	Lien Releases
Schedule 5.3	No Conflicts or Violation
Schedule 5.5(a)	Compliance with Legal Requirements
Schedule 5.6(b)	Other Persons’ Rights in Owned Real Property
Schedule 5.6(c)	Other Persons’ Rights in Leases
Schedule 5.7	Title to Tangible Personal Property
Schedule 5.8	Litigation
Schedule 5.10	Mining and Environmental Matters
Schedule 5.13	Seller’s Brokers
Schedule 5.14	Employee Benefits
Schedule 6.5	Purchaser’s Brokers
Schedule 8.1	Interim Operations
Schedule 8.5(c)	Seller Guarantees
Schedule 8.6(a)	Coal Leases
Schedule 8.10(b)	Employees

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ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of December [7], 2017, by and among Blackjewel L.L.C., a Delaware limited liability company (the “Purchaser”), Contura Coal West, LLC, a Delaware limited liability company, Contura Wyoming Land, LLC, a Delaware limited liability company, and Contura Coal Sales, LLC, a Delaware limited liability company (collectively, “Seller”; references to the Seller herein shall, as the context requires, be deemed to be references to all entities comprising the Seller collectively or to a given entity comprising the Seller individually), solely for purposes of Section 8.5(a) and Section 8.8, Contura Energy Services, LLC, a Delaware limited liability company, and, solely for purposes of Section 12.6, Contura Energy, Inc., a Delaware corporation.
RECITALS
A.Purchaser and Seller have determined that it is in their respective best interests for Seller to transfer to Purchaser, and for Purchaser to acquire from Seller, certain assets and liabilities of Seller generally consisting of Seller’s open-pit surface mines and related facilities commonly known as the Belle Ayr mine and the Eagle Butte mine (collectively the “Mines” and each a “Mine”), certain related assets, and certain of Seller’s prepaid assets associated therewith, together with certain related liabilities, on the terms and conditions contained in this Agreement.
B.The parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby.
NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS
1.1    Definitions. The following defined terms shall have the following meanings:
“Accounts Receivable” has the meaning set forth in Section 2.2(b).
“Affiliate” of, or a Person “affiliated with,” a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this definition, “control” means the power through equity ownership, contract or otherwise, to direct or cause the direction of the affairs of a Person.
“Agreement” means this Agreement including the Exhibits and all Schedules hereto.
“Agreed Allocation Statement” has the meaning set forth in Section 3.2(a).
“Allocation Statement” has the meaning set forth in Section 3.2(a).
“Ancillary Agreements” means the Bill of Sale, the Liabilities Assignment and Assumption Agreement, the Deed, the Lease Assignments, the Contract Assignments, the Permit Operating Agreement, the Royalty Agreement, the Back-To-Back Coal Supply Agreements, the Purchaser Corporate Guaranty and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by any of the parties in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.
“Apportioned Obligations” has the meaning set forth in Section 7.1(b).
“Assumed Liabilities” has the meaning set forth in Section 2.3.
“Back-To-Back Coal Supply Agreement” has the meaning set forth in Section 8.5(d).
“Bill of Sale” has the meaning set forth in Section 4.2(a).
“Bond Amount” has the meaning set forth in Section 8.6(c).
“Business” means the business of (a) the exploration, permitting, extraction, mining, processing, sale, storage and transportation of coal and non-coal minerals (including coalbed methane gas) from the Mines and the Real Property by Seller and the Reclamation of lands used for such activities by the Seller, and (b) Seller’s ownership of the Owned Real Property, maintenance of the Leases and performance of the obligations of the Seller thereunder, maintenance of the assets related thereto and Reclamation of the Mines, including Seller’s interest in the natural gas/coalbed methane gas wells and/or facilities on the Real Property; provided that, for purposes of Sections 2.3(g) and 12.1(b)(iii), all references to “Seller” in the foregoing clauses (a) and (b) shall be deemed to be references to “Purchaser”.
“Business Day” means a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in the State of Wyoming.
“Cap” has the meaning set forth in Section 12.1(c).
“Closing” has the meaning set forth in Section 4.1.
“Closing Date” has the meaning set forth in Section 4.1.
“Closing Maintenance Contracts Amount” has the meaning set forth in Section 3.5.
“Coal Lease” has the meaning set forth in Section 8.5(a).
“COBRA” has the meaning set forth in Section 8.10(c).
“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.
“Collateral Replacement Deadline” has the meaning set forth in Section 8.6(c).
“Collateral Replacement Payment” has the meaning set forth in Section 8.6(c).
“Confidentiality Agreement” means that certain Amended and Restated Confidentiality Agreement dated December [7], 2017, by and between Purchaser, Revelation Energy, LLC, Lexington Coal Company, LLC, Seller, Contura Energy Services, LLC and Contura Energy, Inc.
“Consent” means any consent, novation, approval, authorization, qualification, notice, waiver or registration required to be obtained from, filed with or delivered to any Person in connection with the consummation of the transactions contemplated hereby.
“Contamination” means the presence or existence in surface water, groundwater, soil or subsurface strata of any Hazardous Substance as a result of an emission, discharge or release of any Hazardous Substance to, on, onto or into the Environment or requiring investigation, remediation or other response action under Environmental Law.
“Contract Assignments” has the meaning set forth in Section 4.2(d).
“Contracts” means (i) all of the agreements or other contracts to which Seller is a party related primarily to the Real Property or the Mines, but excluding the Leases and excluding any Partial Assignment Contracts, (ii) any Partial Assignment Contracts but, in the case of this clause (ii), only to the extent such contract relates to the Business and (iii) all of the agreements or other contracts pursuant to which Seller uses the Software but, in the case of any Partial Assignment Software, only to the extent such contract relates to such Partial Assignment Software.
“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning of section 4001(b)(1) of ERISA with the Seller or (b) which together with the Seller is treated as a single employer under section 414(t) of the Code.
“CSA” has the meaning set forth in Section 8.5(d).
“CSA Assignment Losses” has the meaning set forth in Section 8.5(d)(iii).
“CSA Consent” has the meaning set forth in Section 8.5(d).
“CSA Overdue Receivable” has the meaning set forth in Section 8.5(d).
“CSA Overdue Receivable Assignment” has the meaning set forth in Section 8.5(d).
“Data” has the meaning set forth in Section 2.1(l).
“Deeds” means the special warranty deeds, dated as of the Closing Date, in the form of Exhibit F attached hereto, conveying the Owned Real Property from each applicable Seller to the Purchaser.
“DEQ” means the Wyoming Department of Environmental Quality.
“Employee Plans” means (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, Contracts, programs, funds, or arrangements of any kind, and (iii) all other employee benefit plans, Contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic) and any trust, escrow, or similar agreement related thereto, whether or not funded, sponsored, maintained or contributed to by Seller or any of its Affiliates for the benefit of one or more Employees.
“Employees” are limited to those individuals specifically identified by Seller on the list it provided to Purchaser, pursuant to Section 5.11.
“Environment” or “Environmental” means navigable waters, waters of the contiguous zone, ocean waters, surface waters, groundwater, drinking water supply, land surface, soil, subsurface strata, indoor surfaces or outdoor or indoor air.
“Environmental Claim” means any Proceeding by any Person alleging Liability under or non-compliance with Environmental Law.

“Environmental Law” means, collectively, any and all Legal Requirements of any nature (including common law)relating in any way to any Hazardous Substance, Contamination, protection of the Environment, protection of natural resources, or human health and safety, including, without limitation, those relating to environmental claims, reclamation or restoration, to emissions, discharges, releases or threatened emissions, discharges or releases to, on, onto or into the Environment of, or exposures or threatened exposures to, any Hazardous Substance.
“Environmental Liability” shall mean any Liabilities arising under any Environmental Law, including any response, remedial or investigation costs, and any other expenses (including reasonable attorney and consultant fees, laboratory costs and litigation costs) required under, arising from, or necessary to attain or maintain compliance with, Environmental Laws or relating to or arising from Contamination or Hazardous Substances.
“Environmental Permits” means all applicable Permits related to the Environment or otherwise required by Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Estimated Maintenance Contracts Amount” has the meaning set forth in Section 3.5.
“Estimated Pre-Closing Wyoming Production Tax Liabilities Amount” has the meaning set forth in Section 3.4.
“Excluded Permits” means any MSHA identification registrations and approved mine plans and any U.S. Bureau of Alcohol, Tobacco, Firearms and Explosives licenses or permits.
“Explosives” means Seller’s explosives and related materials used in the Business, excluding, for the avoidance of doubt, the Explosives Magazines.
“Exhibits” means, collectively, the various Exhibits referred to in this Agreement.
“FCC” means the Federal Communications Commission.
“Fundamental Representations” means the representations and warranties of Seller set forth in Sections 5.1, 5.2, 5.3, 5.7 and 5.13 and the representations and warranties of Purchaser set forth in Sections 6.1, 6.2 and 6.5.
“GAAP” means accounting principles generally accepted in the United States of America as in effect on the Closing Date.
“Governmental Agency” means any government or political subdivision or regulatory authority, whether federal, state, local, provincial, municipal, special purpose,

administrative or other governmental or quasi-governmental authority or regulatory body, or any agency, commission, bureau, taxing authority, department, authority, court, arbitration tribunal or instrumentality of any such government or political subdivision or regulatory authority, as well as any other instrumentality or entity designated to act for or on behalf of any of the foregoing.
“Hazardous Substances” shall mean any element, substance, compound, pollutant, contaminant mixture or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, whether solid, liquid or gaseous, that: (a) is subject to regulation of any kind by any Governmental Agency with regard to protection of the Environment, natural resources or human health and safety; or (b) the presence or existence of which shall at any time give rise, under any theory of law or equity, to Environmental Liability.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Imaged Document” has the meaning set forth in Section 13.13.
“Indemnified Party” has the meaning set forth in Section 12.2.
“Indemnifying Party” has the meaning set forth in Section 12.2.
“Inventory” means the raw materials; work-in-process; coal in raw, clean, or partially processed states; and other inventories of Seller related primarily to the Real Property. For the avoidance of doubt, the only coal that will be considered part of the Inventory is coal that has been mined from the Mines.
“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.
“Lease Assignments” has the meaning set forth in Section 4.2(c).
“Lease Bonds” means all bonds related to the Leases, including the bonds listed on Schedule 1.1(a).
“Leased Real Property” means the real property leased, subleased, licensed or otherwise occupied by the Seller that is described on Schedule 1.1(b).
“Leases” means the agreements or other contracts pursuant to which the Seller leases, subleases, licenses or otherwise occupies the Leased Real Property, including the Coal Leases (for the avoidance of doubt, not including any agreements under which Seller has granted an interest in the Leased Real Property to any other Person).
“Legal Requirement” means any federal, state or local statute, law, code, rule, regulation, constitutions, ordinance, common law, treaty, injunction, judgment, decree,

ruling, reporting or licensing requirement or other similar requirement enacted, adopted, promulgated or applied by any Governmental Agency.
“Liability” or “Liabilities” means any and all liabilities, obligations, debts, duties or adverse claims of Seller of every kind and description whatsoever, whether such liabilities or obligations are known or unknown, disclosed or undisclosed, matured or unmatured, accrued, absolute, liquidated or unliquidated, direct or indirect, contingent or otherwise in respect of any and all matters or events, including those arising under Legal Requirements, or imposed by any court or arbitrator of any kind, and those arising in connection with coal or other products sold, Contracts, Leases, commitments or undertakings, and whether existing or occurring on, prior to or after the Closing.
“Liabilities Assignment and Assumption Agreement” has the meaning set forth in Section 4.2(b).
“Lien” means any mortgage, deed of trust, pledge, hypothecation, title retention agreement, voting trust agreement, equitable interest, lien, security interest, bailment (in the nature of a pledge or for purposes of security), grant of a power to confess judgment, conditional sales and title retention agreement (including any lease or license in the nature thereof), adverse claim, easement, encroachment, right of way, charge, equitable interest, restriction or other similar encumbrance on real or personal property.
“Loss” or “Losses” has the meaning set forth in Section 12.1(a).
“Maintenance Contracts” means any contracts designated on Schedule 2.1(e) as “Maintenance Contracts”.
“Maintenance Contracts Amount” means, as of any date, an amount of cash equal to the net amount of underpaid or overpaid expenses accrued by Seller as of such date in respect of the Maintenance Contracts, including any would-be reconciliation amounts payable or receivable upon expiration or early termination of such contracts. For purposes of this definition, “underpaid” refers to contracts in which services provided to date exceed payments made to date (i.e., contracts in a liability position) and “overpaid” refers to contracts in which payments made to date exceeds services provided to date (i.e., contracts in a prepaid asset position).
“Material Adverse Effect” means any event, occurrence, circumstance, effect, fact or change that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchased Assets or the condition (financial or otherwise), assets, liabilities, business or results of operations of the Business (as currently conducted) or the Purchased Assets, taken as a whole, or on the ability of the Seller to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement; provided, however, that any such event, occurrence, fact or change resulting or arising from or relating to, directly or indirectly, any of the following matters shall not be considered when determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur: (a) any conditions in the Mining industry, including changes in the price of coal (including changes in the price of Powder River Basin Coal); (b) any conditions in the general economy, political conditions or developments or changes therein; (c) any changes in financial or securities markets in general or changes in interest rates in general; (d) any act of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement; (f) any actions taken by, or at the request of, or with the consent of, Purchaser; (g) the identity of Purchaser as the purchaser of the Purchased Assets pursuant to this Agreement, the execution of this Agreement or the transfer of the Purchased Assets to Purchaser; (h) any changes in Legal Requirements; (i) any changes in GAAP or other applicable accounting standards or principles or in authoritative interpretations thereof; (j) the public announcement, pendency or completion of the transactions contemplated by this Agreement or (k) any failure of the Business to meet any internal or industry financial estimates, forecasts or projections for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur unless otherwise excluded in this definition of “Material Adverse Effect”).
“Mine” and “Mines” each has the meaning set forth in the preamble hereto.
“Mining” has the meaning set forth in the definition of Mining Law.
“Mining Law” means all present Legal Requirements relating to the exploration, permitting, extraction, processing, storage and transportation of coal and non-coal minerals and to the reclamation or restoration of lands used for such activities (collectively referred to as “Mining”), including with respect to the prevention or mitigation of, or otherwise relating to the effects of, Mining activities, including with respect to the prevention or mitigation of, or otherwise relating to the effects of, Mining activities.
“Mining Permits” means all applicable Permits related to Mining or otherwise required by Mining Law.
“MSHA” means the United States Department of Labor, Mine Safety and Health Administration and the Legal Requirements administered thereby.
“Net Present Value” means, with respect to any CSA, an amount equal to the net present value of such CSA as of the Closing Date, discounted at a rate of 12 percent.
“NRC” means the United States Nuclear Regulatory Commission.
“NRC Permits” as the meaning set forth in Section 8.5(e).
“Non-Assignable Assets” has the meaning set forth in Section 8.5(a).
“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency or other Governmental Agency or by any arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent in all material respects with the Seller’s past custom and practice.
“Owned Real Property” means all of the real property, and all right, title and interest therein, owned by Seller and described on Schedule 1.1(c), together with all of seller’s right, title and interest in and to the following, as it relates to the Owned Real Property (and as used in the operation of the Business as conducted): (i) all buildings, structures and improvements located on such real property owned by Seller; (ii) all improvements, fixtures, mine infrastructure, preparation plant structures and improvements, loadout structures and improvements, rail sidings, machinery, apparatus or equipment affixed to such real property owned by Seller; (ii) all rights of way, easements, if any, in or upon such real property owned by Seller and all right-of-way and other rights and appurtenances belonging or in any way pertaining to such real property interests owned by Seller (including the right, title and interest of Seller in and to any coal reserves, mineral rights, underground and surface coal and mining rights, royalty rights, support rights and waivers, subsidence rights or water rights relating or appurtenant to such real property owned by Seller); (iv) all strips and gores and any land lying in the bed of any public road, highway or other access way, upon or proposed, adjoining such real property owned by Seller; and (v) any leases out to third parties affecting the real property owned by Seller; in each case of the foregoing (i)-(v), whether or not such rights or instruments creating or evidencing such rights are specifically identified on Schedule 1.1(c).
“Partial Assignment Contracts” means any contracts designated on Schedule 2.1 as “Partial Assignment Contracts”.
“Partial Assignment Software” means any software designated on Schedule 1.1(f) as “Partial Assignment Software”.
“Permit” means all of the permits, licenses, consents, authorizations, permit applications or other approvals, in each case, related solely to the Real Property or the Mines.
“Permit Operating Agreement” has the meaning set forth in Section 4.2(g).
“Permit Transfer Applications” has the meaning set forth in Section 8.6(a).
“Permitted Liens” means: (a) Liens for Taxes not yet due or being contested in good faith and for which adequate reserves have been established; (b) mechanic’s, materialman’s, repairer’s and other similar Liens arising or incurred in the Ordinary Course of Business that are not yet due and payable and that, individually or in the aggregate, do not materially and adversely affect the operation of the Business or the Mines (as currently conducted) and do not materially detract from the value of the Purchased Assets; (c) easements, rights of way, covenants and restrictions, Liens, building lines of record, present zoning classification, and other similar matters whether or not of record that, individually or in the aggregate, do not materially and adversely affect the operation of the Business or the Mines (as currently conducted) and do not materially detract from the value of the

Purchased Assets; (d) other than with respect to Owned Real Property, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business that, individually or in the aggregate, do not materially and adversely affect the operation of the Business or the Mines (as currently conducted); (e) any overriding royalty, production royalty or similar royalty to a non-Affiliate of Seller listed and described on Schedule 1.1(d); (f) the liens existing on the Closing Date securing the payment of unpaid Taxes in respect of real property and/or personal property interests filed against certain Owned Real Property for so long as such liens are being satisfied in accordance with that certain Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession, as modified, for Alpha Natural Resources, Inc., as confirmed on July 12, 2016 (for the avoidance of doubt, it being understood that such unpaid Taxes shall be Retained Liabilities); (g) servitudes, permits, rights of way, leases, oil and gas wells, if any, and other rights and interests granted for the purpose of roads, railways, oil and gas wells, pipelines, transmission and transportation lines and other like uses that individually or in the aggregate, do not materially and adversely affect the operation of the Business or the Mines (as currently conducted) and do not materially detract from the value of the Purchased Assets; (h) any right reserved to any Governmental Agency by Legal Requirement to regulate any real property, including pursuant to any Permit; and (i) those Liens listed and described on Schedule 1.1(e).
“Person” means any individual, sole proprietorship, partnership, limited partnership, corporation, limited liability company, unincorporated society, association, trust, joint venture, cooperative association, Governmental Agency or other legal entity.
“Post-Closing Tax Period” has the meaning set forth in Section 7.1(b).
“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing.
“Pre-Closing Wyoming Production Tax Liabilities” means Wyoming Production Tax Liabilities in respect of any period ending on or prior to the Closing.
“Pre-Closing Wyoming Production Tax Liabilities Amount” means an amount of cash equal to the amount of the Pre-Closing Wyoming Production Tax Liabilities.
“Prepaid Assets” has the meaning set forth in Section 2.1(d).
“Proceeding” means any claim, demand, charge, complaint, action, suit, proceeding, hearing, audit, investigation, interference, opposition, reexamination, concurrent use, cancellation or other dispute resolution or proceeding, whether judicial, administrative or arbitrative, commenced, brought, conducted or heard by or before any Governmental Agency or arbitrator.
“Purchased Assets” has the meaning set forth in Section 2.1.
“Purchaser” has the meaning set forth in the preamble hereto.

“Purchaser Bonds” has the meaning set forth in Section 8.6(c).
“Purchaser Collateral” has the meaning set forth in Section 8.6(c).
“Purchaser Corporate Guaranty” has the meaning set forth in Section 12.5.
“Purchaser Indemnified Party” has the meaning set forth in Section 12.1(a).
“Purchaser Material Adverse Effect” means a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.
“Purchaser Ownership and Control File” has the meaning set forth in Section 6.8.
“Purchaser Refinancing” has the meaning set forth in Section 8.6(c).
“Ranches” means the Black Thunder ranch and the Belle Ayr West ranch, each as more particularly described on Schedule 1.1(c).
“Real Property” means the Owned Real Property and the Leased Real Property.
“Reclamation” means all activities required under any Mining Law or Environmental Law, or under any Mining Permit or Environmental Permit, to prevent, mitigate or otherwise address the effects of Mining activities, including reclamation associated with coal mining and/or extraction of natural gas/coalbed methane gas.
“Reclamation Performance Bonds” means all reclamation performance bonds and collateral bonds related to the Permits, including the Reclamation Performance Bonds listed on Schedule 1.1 (a).
“Related Persons” shall mean, with respect to any person, any Affiliates of such Person and any member, manager, officer, director, employee, agent, shareholder, representative, successor, or assign of such Person or its Affiliates.
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping into the Environment.
“Retained Assets” has the meaning set forth in Section 2.2.
“Retained Businesses” has the meaning set forth in Section 8.8.
“Retained Liabilities” has the meaning set forth in Section 2.4.
“Royalty Agreement” has the meaning set forth in Section 3.1.

“Schedules” means, collectively, the various Schedules referred to in this Agreement.
“Seller” has the meaning set forth in the preamble hereto.
“Seller Bonds” has the meaning set forth in Section 8.6(c).
“Seller Collateral” has the meaning set forth in Section 8.6(c).
“Seller Corporate Guaranty” has the meaning set forth in Section 12.6.
“Seller Guarantees” has the meaning set forth in Section 8.5(c).
“Seller Indemnified Party” has the meaning set forth in Section 12.1(b).
“Seller NOVs” means written notices of non-compliance issued on the Permits prior to Closing.
“Seller Permits” has the meaning set forth in Section 5.5(b).
“Seller Release” has the meaning set forth in Section 8.5(a).
“Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Shane Durgin, Kenneth Ferguson, Daniel Baker, Joff Pilon, Mark Thrall, Andy Eidson and Scott Kreutzer.
“Selling Expenses” means all unpaid costs, fees and expenses of outside professionals incurred by the Seller relating to the process of selling the Purchased Assets and/or the Business to Purchaser, including all legal fees, accounting, tax-consulting, and investment banking fees and expenses.
“SMCRA” means the Surface Mining Control and Reclamation Act of 1977, as amended.
“Software” means (i) the software set forth on Schedule 1.1(f), but excluding the Partial Assignment Software, (ii) any other software that is hosted by the Seller in Wyoming and used exclusively in the conduct of the Business, but excluding the Partial Assignment Software, and (iii) any Partial Assignment Software, but only to the extent such Partial Assignment Software relates to the Business.
“Tangible Personal Property” means all tangible personal property that is used by the Seller in the Business and is located in Wyoming, including equipment, plants, materials, trucks, automobiles and other vehicles, parts, supplies, liquid fuels and chemicals, but excluding any Inventory.
“Tax” means (i) any tax, charge, levy, governmental fee or other like assessment or charge of any kind whatsoever, including income, gross receipts, ad valorem, premium,

value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, extraction, unmined mineral, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, employer health, profits, severance, stamp, occupation, windfall profits, customs, duties, gift, estate, franchise, production, inventory, unclaimed property, escheat and other taxes of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Agency (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), or (ii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.
“Termination Date” has the meaning set forth in Section 10.1(a).
“Third Party Claim” has the meaning set forth in Section 12.2.
“Threshold” has the meaning set forth in Section 12.1(c).
“Trade Payables” means current trade liabilities incurred in the Ordinary Course of Business and maturing within 365 days after the incurrence thereof. For purposes of this Agreement, a Trade Payable is deemed “incurred” when the corresponding performance or delivery occurs, regardless of when any purchase order or commitment was entered into.
“Transfer Period” has the meaning set forth in Section 8.6(a).
“Transfer Taxes” has the meaning set forth in Section 7.1(c).
“Transition Period” has the meaning set forth in Section 8.8.
“Transition Services” has the meaning set forth in Section 8.8.
“WARN ACT” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or federal law.
“Wyoming Audit” has the meaning set forth in Section 2.2(f).
“Wyoming Production Tax Liabilities” means liabilities of the Sellers for gross production taxes relating to the operation of the Business.
ARTICLE II
PURCHASED ASSETS; ASSUMED LIABILITIES
2.1    Assets to be Transferred. At the Closing, the Purchaser shall purchase from the Seller, and the Seller shall sell, transfer, assign, convey and deliver to the Purchaser, free and clear of all Liens other than Permitted Liens, all of the Seller’s right, title and interest, directly or indirectly, in and to the following assets, rights, properties and interests (collectively, the “Purchased Assets”) as they exist at the Closing (in each case, excluding any Retained Assets):

(a)	the Owned Real Property;

(b)	an amount of cash equal to (i) the Estimated Pre-Closing Wyoming Production Tax Liabilities Amount and (ii) subject to Section 3.5, the Estimated Maintenance Contracts Amount;

(c)
the Leases, excluding any claims and causes of action under the Leases to the extent arising out of any event occurring prior to the Closing, other than claims and causes of action related to any Prepaid Assets;

(d)	amounts prepaid under the Leases, including, without limitation, any recoupable advance minimum royalties (“Prepaid Assets”);

(e)
the Contracts, including the Contracts listed on Schedule 2.1(e), excluding any claims and causes of action under the Contracts to the extent arising out of any event occurring prior to the Closing (including the rights of Seller under any Contracts with respect to Accounts Receivable);

(f)	the Tangible Personal Property, including the Tangible Personal Property listed on Schedule 2.1(f);

(g)	the Permits, including the Permits listed on Schedule 2.1(g), but excluding any Excluded Permits;

(h)	the Inventory;

(i)	the Software;

(j)	Seller’s membership interests in Wyoming Quality Healthcare Coalition, LLC;

(k)
Seller’s patronage capital credits , accrued and future power bill credits, interests in the Risk Management Fund and interests to funds in the coal bed methane Cost of Retirement Fund, in each case on the records of Powder River Energy Corporation; and

(l)
all engineering and operational data, charts, surveys, maps, plans, drawings, computer files, permit applications, books, records, data, title and other reports, tax tickets, tax appraisals, documents, papers, instruments and all other materials of all kinds to the extent related to the Real Property or the Mines and locatable after diligent search in good faith other than such materials to the extent relating to any Retained Assets (collectively, the “Data”) (provided, Seller may retain copies of such Data).

Subject to Sections 8.5(a) and 8.6, if after the Closing, it is discovered that any assets, properties or rights, including rights under Contracts and fractional real property interests, owned, leased or subleased by the Seller and constituting Purchased Assets were inadvertently not transferred to Purchaser at the Closing, then the Seller and its Affiliates shall use their commercially reasonable efforts to assign, convey, lease or sublease, as applicable, such assets, properties or rights to Purchaser, in each case upon the reasonable request of Purchaser, at no additional cost or expense to Purchaser (other than any cost or expense that Purchaser would have borne had such assets, properties or rights been transferred to Purchaser at the Closing).
2.2    Retained Assets. Notwithstanding anything in this Agreement to the contrary, the Seller shall retain all right, title and interest in, to and under the Retained Assets. Specifically, the Purchased Assets will not include, and the Purchaser will in no way be construed to have purchased or acquired (or to have the right to purchase or to acquire) any interest whatsoever in any of the Retained Assets. “Retained Assets” shall mean each of the following assets:

(a)	cash and cash equivalents owned by the Seller, other than the Wyoming Production Tax Liabilities Amount and the Maintenance Contracts Amount;

(b)
all accounts, payments or notes receivable held by Seller and/or any of its Affiliates as of the Closing (whether or not then due), and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(c)	the rights that accrue or may accrue to the Seller under this Agreement and/or the Ancillary Agreements;

(d)	all contracts and agreements other than the Contracts and the Leases;

(e)
all claims and causes of action under the Contracts and the Leases to the extent arising from any event occurring prior to the Closing, including claims and causes of action for refund of amounts paid by Seller prior to the Closing, but excluding claims and causes of action under the Leases related to any Prepaid Assets;

(f)
all rights and claims arising out of the audit being conducted by the State of Wyoming, Department of Audit, Mineral Audit Division, on its own behalf and for the Office of Natural Resources Revenue of the U.S. Department of the Interior for the period from 2013 through 2015, inclusive (the “Wyoming Audit”);

(g)	the Excluded Permits;

(h)	all prepaid utility deposits and payments;

(i)	all minute books, organizational documents, and such other books and records of Seller as pertains to ownership, organization or existence of the Business;

(j)	Tax assets of Seller in respect of the Purchased Assets with respect to a Pre-Closing Tax Period;

(k)	all insurance policies of Seller and its Affiliates and rights thereunder;

(l)	all personnel records and other records that Seller is required by law to retain in its possession;

(m)	all rights in connection with and assets of the Employee Plans;

(n)	any patents, trademarks, trade names, service marks, copyrights, domain names, know-how and all other intellectual property and proprietary rights owned by Seller or its Affiliates;

(o)	any claims or defenses in any Proceedings in which Seller is a plaintiff;

(p)	any bonds or other collateral of Seller or its Affiliates posted with respect to any Permits or Leases;

(q)	all software other than the Software; and

(r)	the property and assets set forth on Schedule 2.2(r).
2.3    Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall assume the following Liabilities of the Seller (other than any Retained Liabilities), and no other Liabilities (collectively, the “Assumed Liabilities”):

(a)
(i) all Liabilities arising from the performance or failure to perform after the Closing Date of the Contracts, the Leases and the Maintenance Contracts, including any advance minimum or similar royalty obligations, and (ii) any Liabilities for unpaid pre-Closing expenses under the Maintenance Contracts;

(b)	all Reclamation obligations related to the Purchased Assets or the Business;

(c)
all Environmental Liabilities relating to the Purchased Assets or the Business, excluding any monetary fines and penalties for which Seller or any of its Affiliates have received a written notice of violation or notice of claim (or other written notice of similar legal intent or meaning) from any Governmental Agency on or prior to the Closing and excluding the Liabilities set forth in Section 2.4(a);

(d)
all Liabilities related to Trade Payables of the Business incurred after the Closing Date (for the avoidance of doubt, regardless of when the corresponding purchase order or commitment was entered into);

(e)	the Pre-Closing Wyoming Production Tax Liabilities, but only to the extent of the actual Pre-Closing Wyoming Production Tax Liabilities Amount determined in accordance with Section 3.4;

(f)	(i) all Taxes arising out of, relating to or in respect of the Purchased Assets with respect to any Post-Closing Tax Period and (ii) Taxes that are allocated to the Purchaser pursuant to Article VII;

(g)
all Liabilities of any kind whatsoever arising from (i) ownership of the Purchased Assets or the operation of the Business by Purchaser (other than the Retained Business) or (ii) except as otherwise provided herein, the employment of the Employees hired by the Purchaser pursuant to Section 8.10, in each case to the extent arising after the Closing Date;

(h)	50% of any CSA Assignment Losses;

(i)	all Liabilities related to Seller’s membership interests in Wyoming Quality Healthcare Coalition, LLC; and

(j)	all Liabilities under the Seller NOVs, (but if received prior to the date hereof, only if listed on Schedule 2.3(j)), other than Liabilities for fines and assessments.
Purchaser shall pay, perform and otherwise discharge in accordance with their terms and when due all of the Assumed Liabilities. Without limiting the foregoing, Purchaser will be responsible for, and will pay to the Wyoming Department of Revenue when due, all Wyoming Production Tax Liabilities.
2.4    Retained Liabilities. The Seller shall retain all Liabilities of Seller or any of its Affiliates other than the Assumed Liabilities, including, without limitation, the following, all of which Liabilities shall be paid, performed and otherwise discharged by the Seller in accordance with their terms and when due (the Liabilities so retained by the Seller and not assumed by the Purchaser are hereinafter referred to as the “Retained Liabilities”):

(a)
any Liability of the Seller for any fines or assessments and for third party costs to correct all non-compliance and to perform all abatement measures required by the applicable Governmental Agency, in each case to the extent arising out of any written notice of violation issued on or prior to the Closing with respect to any Permit;

(b)	any Liabilities related to (i) the performance or failure to perform of the Contracts or Leases on or prior to the Closing Date, including amounts due and payable under any Contract or Lease as of or prior to the Closing, other than Liabilities for unpaid pre-Closing expenses under the Maintenance Contracts, or (ii) any breach, default or failure to perform on the part of Seller or any of its Affiliates under any Contract or Lease to the extent occurring or accruing at any time on or prior to the Closing (it being understood that this Section 2.4(b) does not apply to Trade Payables, which are governed by Section 2.4(e));

(c)
any monetary fines and penalties arising from Environmental Claims by any Governmental Agency alleging noncompliance with Environmental Law for which the Seller or any of their Affiliates had written notice on or prior to the Closing;

(d)	all Liabilities of Seller to the extent related to the Retained Assets and the Retained Business;

(e)	all Liabilities for Trade Payables of the Business to the extent incurred on or prior to the Closing Date;

(f)
any Liability or obligation of the Seller, or any member of any consolidated, affiliated, combined or unitary group of which Seller is or has been a member, for Taxes (except to the extent explicitly assumed in Section 2.3(e) or 2.3(f);

(g)
all Liabilities of Seller relating to the compensation and benefits (including stock options and other equity-based compensation), salary, commissions and bonuses payable or granted to, incurred, or earned or accrued, or which should have been accrued, in respect of service performed by, employees of the Business on or prior to the Closing;

(h)
any Liability related to the employment or termination of any Employee by the Seller (including any workers’ compensation claims, occupational injury, discrimination claims, payroll, employment, compensation plan, program, agreement or arrangement of the Seller and any termination by the Seller in connection with the consummation of the transactions contemplated by this Agreement) to the extent arising out of or in connection with any event or condition which occurred or existed on or prior to the Closing except as set forth in Section 8.10(c) or as otherwise provided by Legal Requirements;

(i)	all Liabilities in connection with the Employee Plans;

(j)	any Liability of the Seller for Selling Expenses;

(k)	50% of any CSA Assignment Losses; and

(l)	any Liability related to the Wyoming Audit.

ARTICLE III
PURCHASE AND SALE
3.1    Purchase and Sale of Purchased Assets. In full consideration for the purchase of the Purchased Assets, at the Closing, the Purchaser shall (i) assume the Assumed Liabilities and (ii) enter into and perform its obligations under the Royalty Agreement in the form of Exhibit G hereto (the “Royalty Agreement”).
3.2    Allocation.

(a)
The Purchaser shall prepare, and provide to the Seller for its review and comment, a statement allocating the amount treated for U.S. federal income tax purposes as paid for the Purchased Assets among the Purchased Assets in accordance with Section 1060 of the Code within 30 days of the Closing Date (the “Allocation Statement”). If the Seller objects to such Allocation Statement within 30 days of receipt of such Allocation Statement, the Purchaser and the Seller shall in good faith resolve their differences within 20 days of the Purchaser having received the Seller’s good faith objection (any Allocation Statement agreed to by the parties, an “Agreed Allocation Statement”). If Seller and Purchaser cannot mutually agree upon such allocation, Seller and Purchaser shall be free to file their own asset allocation statement.

(b)
Seller and Purchaser agree to (i) be bound by an Agreed Allocation Statement and (ii) act in accordance with any such Agreed Allocation Statement in the preparation, filing and audit of any Tax return (including filing Form 8594 with its federal income Tax return for the taxable year that includes the date of the Closing).

3.3    Apportionment of Utility Charges. Utility charges affecting any of the Purchased Assets shall be apportioned as of 11:59 p.m. (Mountain Time) on the Closing Date, with all such items apportioned to the period prior to such time being for the account of Seller and all such items apportioned to the period after such time being for the account of Buyer. The party hereto that receives the invoice or other bill for such amounts shall timely pay such invoice or other bill and provide notice of such payment to the other party hereto. Such other party shall promptly reimburse the paying party for such other party’s prorated portion of such amounts. As soon as practicable after Closing, Purchaser shall transfer all utilities used in the Business into Purchaser’s name, and Purchaser shall use commercially reasonable efforts to cause the return to Seller of any amounts deposited by Seller or any of its Affiliates in respect of such utilities.
3.4    Wyoming Production Tax Liabilities. Schedule 3.4 sets forth Seller’s good faith estimate of the Wyoming Production Tax Liabilities Amount (the “Estimated Pre-Closing Wyoming Production Tax Liabilities Amount”), together with documentation setting forth in reasonable detail the basis for Seller’s calculation. Within 45 days after the Closing, Seller shall provide to Purchaser its calculation as to the actual Pre-Closing Wyoming

Production Tax Liabilities Amount, which Purchaser shall have the right to review and approve within 10 days of receipt, such approval not to be unreasonably withheld. If the actual Pre-Closing Wyoming Production Tax Liabilities Amount exceeds the Estimated Pre-Closing Wyoming Production Tax Liabilities Amount, Seller shall promptly pay the amount of such excess to Purchaser, by wire transfer of immediately available funds to an account designated by Purchaser. If the actual Pre-Closing Wyoming Production Tax Liabilities Amount is less than the Estimated Pre-Closing Wyoming Production Tax Liabilities Amount, Purchaser shall promptly pay the amount of such deficit to Seller, by wire transfer of immediately available funds to an account designated by Seller.
3.5    Maintenance Contracts.

(a)
Schedule 3.5 sets forth the Maintenance Contracts Amount as of November 30, 2017 (the “Estimated Maintenance Contracts Amount”). Within 45 days after the Closing, Seller shall provide to Purchaser its calculation of the Maintenance Contracts Amount as of the Closing (the “Closing Maintenance Contracts Amount”), which Purchaser shall have the right to review and approve within 10 days of receipt, such approval not to be unreasonably withheld.

(b)	At the Closing, Seller shall pay the Estimated Closing Maintenance Contracts Amount to Purchaser, by wire transfer of immediately available funds to an account designated by Purchaser.

(c)
Promptly following the determination of the Closing Maintenance Contracts Amount pursuant to Section 3.5(a), (i) if the Closing Maintenance Contracts Amount exceeds the Estimated Maintenance Contracts Amount, Seller shall promptly pay the amount of such excess to Purchaser, by wire transfer of immediately available funds to an account designated by Purchaser, and (y) if the Closing Maintenance Contracts Amount is less than the Estimated Maintenance Contracts Amount, Purchaser shall promptly pay the amount of such deficit to Seller, by wire transfer of immediately available funds to an account designated by Seller.

(d)	Nothing in this Section 3.5 shall alter the allocation of Assumed Liabilities and Retained Liabilities in respect of the Maintenance Contracts.

(e)
After the payment to Purchaser at Closing of the Estimated Maintenance Contracts Amount, and to the extent that the provisions of Section 8.5 apply to the transfer of a Maintenance Contract, then until such time as such Maintenance Contract can be transferred to Purchaser, Purchaser shall assume all obligations, including payment obligations, of Seller under such Maintenance Contract, which performance shall be guaranteed pursuant to the Purchaser Corporate Guaranty.

3.6    Partial Assignment Contracts and Partial Assignment Software. For the avoidance of doubt, with respect to any Partial Assignment Contracts or Partial Assignment Software, such contract or software (including claims and causes of action thereunder and Liabilities related thereto), shall constitute Purchased Assets, Retained Assets, Assumed Liabilities and Retained Liabilities, as applicable, in accordance with the provisions of Sections 2.1, 2.2, 2.3 and 2.4, but in each case only to the extent such contracts or software, as applicable, relate to the Business. The transfer of the Partial Assignment Contracts and Partial Assignment Software shall be subject to Section 8.5.
ARTICLE IV
CLOSING AND DELIVERIES
4.1    Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) will take place remotely via the electronic exchange of documents and signatures within two Business Days after the satisfaction or waiver of each of the conditions set forth in Article IX (other than those conditions that are to be satisfied at the Closing but subject to their satisfaction), or on such other date or in such other manner as the parties mutually agree in writing, but in any event no earlier than December 8, 2017 (such date, the “Closing Date”). Title, equitable title and risk of loss with respect to the Purchased Assets (and expressly excluding any Non-Assignable Assets) will be deemed transferred to or vested in the Purchaser, and the transactions contemplated by this Agreement will be deemed effective for Tax, accounting and other computational purposes, and the parties will treat the Closing as if it had occurred, as of 11:59 p.m. (Mountain Time) on the Closing Date. Purchaser agrees not to cause the Business to take any action outside the ordinary course of business on the Closing Date that would affect the apportionment of assets and liabilities hereunder.
4.2    Deliveries by the Seller. At the Closing or thereafter as specified below, the Seller, at the Seller’s sole cost, shall deliver or cause to be delivered to the Purchaser the following items:

(a)	one or more bills of sale, in substantially the form of Exhibit A attached hereto (the “Bill of Sale”), in each case duly executed by each applicable Seller;

(b)
an Assumed Liabilities assignment and assumption agreement, in substantially the form of Exhibit B attached hereto (the “Liabilities Assignment and Assumption Agreement”), duly executed by each applicable Seller;

(c)
an assignment and assumption of Leases, in substantially the form of Exhibit C attached hereto (the “Lease Assignments”), for each Lease, duly executed and notarized by each applicable Seller, and which in the case of federal and state leases, shall also include certain transfer and assignment instruments to be executed by Seller and Purchaser as required under applicable Legal Requirements;

(d)	one or more assignment and assumption agreements of Contracts, in substantially the form of Exhibit D attached hereto (the “Contract Assignments”) duly executed by each applicable Seller;

(e)	the Back-To-Back Coal Supply Agreements duly executed by each applicable Seller;

(f)	Permit Transfer Applications, duly executed by each applicable Seller, as and to the extent applicable;

(g)	a permit operating agreement, in substantially the form of Exhibit E (the “Permit Operating Agreement”) duly executed by each applicable Seller entity;

(h)
the Deeds, in substantially the form of Exhibit F, duly executed and notarized by each applicable Seller, along with any documents (including transfer tax forms) required by the applicable city, county, or state to effectuate the recording of the Deed (other than any Deeds or any such documents relating to the Ranches, which shall be delivered pursuant to Section 8.5(e);

(i)
the Royalty Agreement, in substantially the form of Exhibit G, duly executed and notarized by each applicable Seller, along with any documents (including transfer tax forms) required by the applicable city, county, or state to effectuate the recording of the Royalty Agreement;

(j)	at Closing or as soon thereafter as practicable, appropriate termination statements under the Uniform Commercial Code and release of Liens set forth on Schedule 4.2(j);

(k)
all certificates of title necessary to transfer to the Purchaser any vehicles or other Purchased Assets the ownership of which is evidenced by a certificate of title, duly executed by each applicable Seller;

(l)	a certificate of the Secretary of State of Delaware as to the good standing of each Seller entity in such jurisdiction dated within 15 days of the Closing Date;

(m)
a certificate of the Secretary of each Seller entity certifying as to resolutions duly adopted by its Board of Managers and/or by its member(s), as applicable, authorizing the execution and delivery of this Agreement and the Ancillary Agreements by such Seller and its performance of the transactions contemplated hereby and thereby;

(n)	a certification, signed under penalties of perjury and dated not more than 30 days prior to the Closing Date, that satisfies the requirements of Treasury

Regulation Section 1.1445-2(b)(2) and confirms that Seller is not a “foreign person” as defined in Section 1445 of the Code;

(o)	a certificate executed by Seller, dated as of the Closing Date, in accordance with Section 9.2(b); and

(p)	the Estimated Pre-Closing Wyoming Production Tax Liabilities Amount and the Estimated Maintenance Contracts Amount.
4.3    Deliveries by the Purchaser. At the Closing, the Purchaser, at the Purchaser’s sole cost, shall deliver or cause to be delivered to the Seller the following items:

(a)
the Bill(s) of Sale duly executed by the Purchaser (or, in the case of the Explosives, a document executed by a Person duly licensed to possess the Explosives sufficient to evidence the transfer of possession of the Explosives by Seller to such Person);

(b)	the Liabilities Assignment and Assumption Agreement, duly executed by the Purchaser;

(c)	the Lease Assignments, duly executed and notarized by the Purchaser;

(d)	the Contract Assignments, duly executed by the Purchaser;

(e)	the Back-To-Back Coal Supply Agreements duly executed by Purchaser;

(f)	Permit Transfer Applications, duly executed by Purchaser, as and to the extent applicable;

(g)	the Permit Operating Agreement, duly executed by the Purchaser;

(h)	the Royalty Agreement, duly executed and notarized by the Purchaser;

(i)	the Purchaser Corporate Guaranty, duly executed by Blackjewel Holdings L.L.C.;

(j)
evidence satisfactory to the Seller that the Purchaser has obtained all bonds or other collateral required by any Governmental Agency to replace the Seller’s Reclamation Performance Bonds and Lease Bonds;

(k)	a certificate of the Secretary of State of the State of Wyoming as to the good standing of the Purchaser in such jurisdiction dated within 15 days of the Closing Date;

(l)
a certificate of the Secretary of the Purchaser certifying as to resolutions duly adopted by the member of the Purchaser authorizing the execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser and its performance of the transactions contemplated hereby and thereby; and

(m)	a certificate executed by Purchaser, dated as of the Closing Date, in accordance with Section 9.3(b).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLER
Except as set forth on the Schedules hereto, each entity comprising the Seller, severally and not jointly, represents and warrants to Purchaser as follows, solely with respect to itself and not with respect to any other entity comprising the Seller:
5.1    Organization of the Seller. The Seller is a limited liability company duly formed, validly existing, and in good standing under the Legal Requirements of the State of Delaware. Further, the Seller is authorized, qualified or licensed to do business as a foreign corporation in the State of Wyoming and is not required to be so authorized, qualified or licensed in any other jurisdiction, except where the failure to be so qualified or licensed would not be material to the Business. The Seller has full limited liability company power and authority to (a) own, operate and lease its properties and assets as and where currently owned, operated and leased, and (b) carry on its business as currently conducted.
5.2    Authority of the Seller. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action on the part of the Seller, and this Agreement constitutes, and the Ancillary Agreements when executed, will constitute, the legal, valid and binding obligation of each legal entity constituting the Seller, enforceable in accordance with their respective terms.
5.3    No Conflict or Violation. Except for the approvals of applicable Governmental Agencies with respect to the transfer of the Permits and Leases and except as set forth on Schedule 5.3, the execution and delivery by Seller of this Agreement and the Ancillary Agreements, the performance of its obligations under this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and shall not (a) violate or conflict with, or result in a breach of, or require any consent, approval or similar action under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of benefit under: (i) the articles of formation, bylaws or other organizational documents of Seller; (ii) any Contract or Lease; or (iii) any Legal Requirement, Order or Permit applicable to Seller or the Purchased Assets, except in the case of clauses (ii) and (iii) as would not be material to the Business; (b) result in the creation of any Lien upon any of the Purchased Assets (other than Permitted Liens); or (c) have a Material Adverse Effect on the Purchased Assets. Notwithstanding the foregoing, Seller is not making, any representation or warranty, express or implied, regarding the fair market value of the Purchased Assets and the Assumed Liabilities or whether a filing of a Notification and Report Form is required pursuant to the HSR Act with respect to the transactions contemplated hereby.

5.4    Contracts. The Contracts set forth on Schedule 2.1(e) include all of the material contracts and agreements to which Seller is a party, or by which Seller is bound, in each case, that relate primarily to the Real Property or the Mines, other than the Leases. To the Seller’s Knowledge and except as would not be material, each Contract set forth on Schedule 2.1(e) is in full force and effect, and is a valid and binding obligation of the applicable Seller entity, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium, or other laws relating to or affecting the enforcement of creditors’ rights and remedies generally, except as enforcement may be limited by general principles of equity. Seller has provided true and correct copies of all material written Contracts and, to Seller’s Knowledge, summaries of all material Contracts that are not in writing, in each case other than Contracts that contain confidentiality restrictions that prohibit Seller from providing copies to Purchaser. Except as otherwise noted on Schedule 2.1(e), neither the applicable Seller entity nor, to the Seller’s Knowledge, any other party thereto is in default under or in breach of any such Contract in any material respect and, to Seller’s Knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material default or material breach. Seller has not received any written notice that any of the other parties to the Contracts will cancel, terminate or fail to perform such party’s obligations under any of the Contracts.
5.5    Compliance with Legal Requirements; Permits.

(a)
Except as set forth on Schedule 5.5(a), Seller is in compliance in all material respects with all applicable Legal Requirements and Orders applicable to the Business or the Purchased Assets. The Seller has not received any written notice of or, to the Seller’s Knowledge, been charged with the material violation of any Legal Requirements in connection with the Business or the Purchased Assets. As of the date hereof, the Seller has not received written notice that it is under investigation with respect to the violation of any Legal Requirements in connection with the Business, and, to the Seller’s Knowledge, there are no facts or circumstances which could form the basis for any such material violation. To Seller’s Knowledge, the contractors and similar designees of the Seller who have operated the Mines at the direction of the Seller, have, at all times, operated the Mines in compliance in all material respects with applicable Legal Requirements. This Section 5.5(a) does not relate to matters with respect to Taxes, which are the subject of Section 5.9, to environmental matters, which are the subject of Section 5.10, or to labor matters, which are the subject of Section 5.11.

(b)
Schedule 2.1(g) contains a list and description of all material Permits that are issued to the Seller and used in the Business or that are required for the operation by Seller of the Business as currently conducted, other than any Excluded Permits. Except as set forth on Schedule 2.1(g) and 5.10, (i) the Seller is not in default or violation in any material respect, and, to the Seller’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation in any material respect, any term, condition or provision of any Permit set forth on Schedule 2.1(g), in either instance which has not been abated or resolved, (ii) each Permit set forth on Schedule 2.1(g) is in full force and effect, (iii) there is no pending or threatened termination, revocation, cancellation or suspension of any Permit and (iv) the Seller has not received any written notice from any Governmental Agency that any of its properties, facilities, equipment, operations or business procedures or practices fails to comply in any respect with any Permit set forth on Schedule 2.1(g), in each case, which failure has not been resolved or abated.
5.6    Real Property.

(a)
Schedule 1.1(c) sets forth an accurate and complete list of all Owned Real Property. True and complete copies of the following have heretofore been provided to the Purchaser: (i) all deeds and instruments of conveyance to Seller relating to the Owned Real Property. Except as otherwise set forth in Schedule 5.6(b), there are no outstanding options or rights of first refusal to purchase any of the Owned Real Property or any interest therein. Seller has not created or permitted any Liens (except for Permitted Liens) on the Owned Real Property. Except as would not have a Material Adverse Effect, (i) subject to the standard warranty limitations as set forth in a special warranty deed, the Seller has good and marketable title to the Owned Real Property, free and clear of all Liens, except for Permitted Liens, (ii) the Seller has obtained all appropriate certificates of occupancy, licenses, easements and rights of way required to use and operate the Owned Real Property in the manner in which the Owned Real Property is currently being used and operated in connection with the Business, (iii) no Seller has received written notice of any intention on the part of any issuing authority to cancel, suspend or modify any approvals, licenses or permits relating to the owned Real Property and (iv) no Seller has received written notice of any proposed special assessment which would materially and adversely affect the Owned Real Property.

(b)
Except as set forth on Schedule 5.6(b), Seller is not a party to any Contract in which Seller has granted an interest in any Owned Real Property to any other Person. With respect to the Owned Real Property, there are no actions in eminent domain or other similar customs pending, or, to the Seller’s Knowledge, threatened against the Owned Real Property.

(c)
With respect to the Leases, (i) there are no material defaults, breaches or uncured violations by any Seller under any of the Leases, including any lost coal events, and, to Seller’s Knowledge, no event has occurred that (whether with or without notice, the lapse of time or the happening or occurrence of any other event) would constitute a material default, breach or uncured violation by any Seller under any Lease, including any lost coal events); (ii) there are no material defaults, breaches or uncured violations by any other party, or to Seller’s Knowledge, any events, which with notice, the passage of time or both, would constitute such material defaults, breaches or violations by any other party under any of the Leases; (iii) each such material Lease is in full force and effect and constitutes a valid and binding obligation of each applicable Seller and, to such Seller’s Knowledge, the other parties thereto; (iv) there are no existing disputes between any Seller and any other party to any of the Leases or, to Seller’s Knowledge, any party having rights under or with respect to the Leases that are expected to result in a claim of material default or breach by any Seller thereof, or give rise to any right of termination exercisable against any such Seller, and no party to any of the Leases has terminated or, to Seller’s Knowledge, expects to terminate any of the Leases as a result of the transactions contemplated by this Agreement, the Ancillary Agreements or otherwise; (v) each applicable Seller has paid all rent, royalties and other payments due and payable under each Lease, and has otherwise complied in all material respects with the Leases; (vi) the Seller has delivered to the Purchaser a true and complete copy of each Lease, including all material amendments and exhibits, and a true and complete list of all prepaid royalties and un-recouped minimum royalties for each Lease; (vii) except as set forth on Schedule 5.6(c) or as may be provided in the Leases, Seller is not a party to any Contract in which Seller has granted an interest in the Leased Real Property to any other Person and there are no Persons other than the Seller in possession of, or with rights to mine, the Leased Real Property; (viii) the leasehold estate created by each Lease is free and clear of all Liens created by, through or under the applicable Seller other than Permitted Liens; (ix) except as may be provided in the Leases, there are no outstanding options or rights of first refusal to purchase or sublease any of the Seller’s interest in the Leases or any interest therein that would restrict the transfer of such Lease to Purchaser; and (x) the Leases and the Owned Real Property constitute all material real property rights and interests necessary for Seller to mine and remove coal on the property covered by Seller’s Wyoming Department of Environmental Quality, Land Quality Division Permits No. 428 and 218.
5.7    Title to Purchased Assets. Except as set forth on Schedule 5.7, the Seller has good and marketable title or good and transferrable title, as applicable, to all of the Purchased Assets, subject only to Permitted Liens, and upon the consummation of the transactions contemplated hereby (including the receipt of any required consents as contemplated by Section 8.5), including the transfer of the Permits, the Purchaser will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens, except for Permitted Liens. The Purchased Assets constitute on the Closing Date all of the tangible assets, rights and properties used by the Seller in the Business and located in Wyoming, other than any Retained Asset set forth in Schedule 2.2(r).

5.8    Litigation. Except as set forth on Schedule 5.8, (a) there are no material Proceedings pending or, to Seller’s Knowledge, threatened in any court or before any Governmental Agency by or against Seller, in each case, relating to the Business or the Purchased Assets or which would prevent the performance by Seller of this Agreement or the Ancillary Agreements or any of the transactions contemplated hereby or thereby or which declare or would be reasonably expected to declare the same unlawful or cause the rescission thereof, and (b) to Seller’s Knowledge, there are no outstanding material Orders that will affect the Business or the Purchased Assets after the date hereof.
5.9    Taxes.

(a)
Seller has timely filed all material Tax returns that it was required to file with respect to the Purchased Assets and the Business and timely paid all Taxes which will have been required to be paid on or prior to the date hereof, the non-payment of which would result in a material Lien on any Purchased Asset. All such Tax returns are correct and complete in all material respects and were prepared in substantial compliance with all applicable Legal Requirements. The Sellers have collected or withheld all amounts required to be collected or withheld by the Seller for all material Taxes or assessments related to the Purchased Assets and the Business, and all such amounts have been paid to the appropriate Governmental Agency or set aside in appropriate accounts for future payment when due.

(b)
No claim has been made in writing by any Governmental Agency in a jurisdiction where the Seller does not file Tax returns with respect to the Business or the Purchased Assets that the Seller is or may be subject to taxation by that jurisdiction with respect to the Business or the Purchased Assets. In addition to the foregoing, the Seller shall pay any and all Taxes that may be now or hereafter due with respect to the Business or the Purchased Assets or the activities of the Seller, in each case, through and including the Closing Date, except as set forth in this Agreement.

(c)
There are no pending or, to Seller’s Knowledge, threatened audits, investigations, disputes, notices of deficiency, claims or other actions for or relating to any Liability for Taxes with respect to the Business or the Purchased Assets. There is no dispute or claim concerning any Tax liability of the Seller related to the Purchased Assets or the Business claimed or raised by any Governmental Agency in writing.

(d)	Each Seller is a United States Person within the meaning of Section 7701 of the Code.

5.10    Mining and Environmental Matters. Except as set forth on Schedule 5.10 or as would not be material to the Business, and in connection with its operation of the Business, to Seller’s Knowledge:

(a)
the Seller is and has been, since July 26, 2016, in compliance in all material respects with all Mining Law and Environmental Law except with respect to violations that have been fully abated or resolved, and the Seller has obtained, and is in compliance in all material respects with, all Environmental Permits and Mining Permits required for the conduct of its Business and operations, and the ownership, occupation, operation and use of the Real Property and the Mines and other property in accordance with Mining Law and Environmental Law, and all such Environmental Permits or Mining Permits are valid and in full force and effect in all material respects.

(b)
(i) there are no pending nor threatened Environmental Claims or other actions to deny, revoke or terminate any Environmental Permits or Mining Permits possessed or applied for by the Seller and there has not been any such Environmental Claim since July 26, 2016 except with respect to violations that have been abated or resolved; (ii) there are no pending Environmental Claims or threatened Environmental Claims against the Seller; (iii) the Seller is not subject to any outstanding Order under any Environmental Law or Mining Law; (iv) no Seller or, to Seller’s Knowledge, any other Person has Released, stored or disposed of any Hazardous Substances in quantities and concentrations requiring notification of a Governmental Agency or remediation pursuant to Environmental Law on or beneath the Purchased Assets or in a manner that would reasonably be expected to result in material Liability, remediation or investigation under any Environmental Law or Mining Law except pursuant to, and in compliance with, a Permit.

(c)
(i) Seller has not located and no other Person has located, any underground storage tanks on the Real Property that could reasonably be expected to result in material Environmental Liability and (ii) with respect to the Purchased Assets, there are no underground injection wells, radioactive materials or septic tanks or waste disposal pits in which any Hazardous Materials have been discharged or disposed other than in compliance in all material respects with all Environmental Laws or as would not be reasonably expected to require any material remediation or investigation pursuant to Environmental Law.

Notwithstanding any provision herein to the contrary, the parties hereto acknowledge their understanding and agreement that (i) for purposes of this Agreement, no representations or warranties other than those expressly set forth in this Section 5.10 and Section 5.5(b) shall be deemed to have been made with regard to compliance with Mining Permits, Environmental Permits, Mining Law and Environmental Law; and (ii) no representation, warranty, agreement or other provision in this Agreement or in any other

Ancillary Agreement relating to Seller’s compliance with applicable Mining Permits, Environmental Permits, Mining Law or Environmental Law shall be construed to mean that Seller has complied with any water quality standard or parameter (e.g., as to selenium, conductivity or otherwise) other than a water quality standard or parameter required by Environmental Laws or expressly set forth in the Mining Permits and Environmental Permits listed on Schedule 2.1(g).
5.11    Labor Matters.

(a)
The Purchaser has been provided with a complete and correct list of all Business employees of Contura Coal West, LLC as of the date hereof (the “Employees”), together with their respective job titles, status, and the annual or hourly rate of base compensation and annual bonuses payable to each such Employee. No Seller has received any written notification of any unfair labor practice charges or complaints relating to any Employees or the Business pending before any Governmental Agency having jurisdiction thereof, nor are there any current union representation claims against any Seller involving any Employee or the Business and, to Seller’s Knowledge, no such charges or claims are threatened.

(b)
Contura Coal West, LLC is not a party to any collective bargaining agreement and, to Seller’s Knowledge, there are no union organizing activities or proceedings involving, or any pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for, or where the purpose is to organize, any group or groups of Employees. There is not currently pending, with regard to any facility which is a Purchased Asset or involved in the Business, any proceeding before the National Labor Relations Board, pursuant to which any labor organization is seeking representation of any Employees. To Seller’s Knowledge, there are no strikes, work stoppages, work slowdowns or lockouts, nor any threats thereof, by or with respect to any of the Employees.

(c)
With respect to the Business, there exist (i) no material litigation alleging discrimination or involving alleged violations of any fair employment law, wage payment law, occupational safety and health law; and (ii) to Seller’s Knowledge, no material threatened or pending litigation arising out of employment relationships, or other employment-related federal, state or local Legal Requirement.

(d)
Within the 90 days prior to the date hereof, no Seller has implemented any plant closing or layoff of Employees in violation of the WARN Act or the regulations promulgated thereunder. No Seller has incurred any material liability under the WARN Act with respect to the Business that remains unsatisfied as of the Closing Date or will not otherwise be satisfied by such Seller.

5.12    Permitting. Neither Seller nor any Person that, together with any Affiliates of Seller, owns ten percent (10%) or more of the equity interests of Seller has been subject to any bond forfeiture, permit suspension or revocation or similar effort or any Proceeding instituted by any Governmental Agency that would prohibit or materially adversely affect the transfer of the Permits to Purchaser. Neither Seller nor any Persons “owned or controlled” by Seller or any of their respective Affiliates is currently (a) ineligible to receive additional surface mining permits or (b) under investigation to determine whether its eligibility to receive additional surface mining permits should be revoked, i.e., “permit blocked.” As used in this Section 5.12, “owned or controlled” shall be defined as set forth in 30 C.F.R. Section 773.5 (1991); and “Proceeding” shall mean any action, suit, proceeding, arbitration, investigation or audit, whether or not by any Governmental Agency.
5.13    Brokers. Except as set forth on Schedule 5.13, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Seller or its equity-holders in connection with the transactions contemplated hereby, and no Person has, or immediately following the consummation of the transactions contemplated hereby will have, as a result of any arrangement by Seller or its equity-holders, any right, interest or valid claim against the Purchaser for any commission, fee or other compensation as a broker, finder or financial advisor in connection with the execution of this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby.
5.14    Employee Benefits. Contura Coal West, LLC is not a party to any material Employee Plan except as set forth on Schedule 5.14. Neither Contura Coal West, LLC nor the Business participates in a “multiemployer plan” (within the meaning of Section 3(37) of ERISA).
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to the Seller as follows:
6.1    Organization and Authority of Purchaser. The Purchaser is a limited liability company duly formed, validly existing and in good standing under the Legal Requirements of the State of Delaware. The Purchaser is authorized, qualified or licensed to do business as a foreign corporation in the State of Wyoming and is not required to be so authorized, qualified or licensed in any other jurisdiction, except where the failure to be so qualified or licensed would not reasonably be expected to have a Purchaser Material Adverse Effect. The Purchaser has full limited liability company power and authority to (a) own, operate and lease its properties and assets as and where currently owned, operated and leased, and (b) carry on its business as currently conducted. The Purchaser has full power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements. The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action on the part of the Purchaser, and this Agreement constitutes, and the Ancillary

Agreements when executed, will constitute, the legal, valid and binding obligation of the Purchaser, enforceable in accordance with their respective terms.
6.2    No Conflict or Violation. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements, the performance of its obligations under this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and shall not, in any such case, violate or conflict with, and do not and shall not result in a breach of, or require any consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of benefit under (a) Purchaser’s organizational documents; (b) any Legal Requirement, Order or Permit applicable to Purchaser; or (c) any contract, agreement, arrangement, undertaking or license to which Buyer is a party or by which Purchaser’s assets or properties are bound, except in the case of clauses (b) and (c), as would not have a Purchaser Material Adverse Effect.
6.3    Consents. Purchaser acknowledges that Seller has not made, and is not making, any representation or warranty, express or implied, regarding the fair market value of the Purchased Assets and the Assumed Liabilities or whether a filing of a Notification and Report Form is required pursuant to the HSR Act with respect to the transactions contemplated hereby.
6.4    Litigation. There are no Proceedings pending or, to the knowledge of the Purchaser, threatened in any court or before any Governmental Agency by or against Purchaser, in each case, which would prevent the performance by Purchaser of this Agreement or the Ancillary Agreements or any of the transactions contemplated hereby or thereby or which declare or would be reasonably expected to declare the same unlawful or cause the rescission thereof.
6.5    Brokers. Except as set forth on Schedule 6.5, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser or its equity-holders in connection with the transactions contemplated hereby, and no Person has, or immediately following the consummation of the transactions contemplated hereby will have, as a result of any arrangement by Purchaser or its equity-holders, any right, interest or valid claim against Seller for any commission, fee or other compensation as a broker, finder or financial advisor in connection with the execution of this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby.
6.6    Sufficiency of Funds. Taking into account the delivery to Purchaser of the Estimated Pre-Closing Wyoming Production Tax Liabilities Amount, Purchaser will have sufficient cash on hand or other sources of immediately available funds to enable it to consummate the transactions contemplated by and perform its obligations under this Agreement and the Ancillary Agreements, including to replace at Closing or at any other time contemplated by this Agreement (i) all Reclamation Performance Bonds associated with the Permits in the amount as may be determined by the DEQ and (ii) all Lease Bonds associated with Leases in the amount as may be determined by the applicable Governmental Agency. Neither Seller nor any of its Affiliates will be required to assume or have any obligation or liability under any agreements with respect to financing to be entered into by Buyer in connection with the transactions contemplated by this Agreement.
6.7    Permitting. Neither Purchaser nor any Person that, together with any Affiliates of Purchaser, owns ten percent (10%) or more of the equity interests of Purchaser has been subject to any bond forfeiture, permit suspension or revocation or similar effort or any Proceeding instituted by any Governmental Agency that would prohibit or materially adversely affect the transfer of the Permits to Purchaser. Neither Purchaser nor any Persons “owned or controlled” by Purchaser or any of their respective Affiliates is currently (a) ineligible to receive additional surface mining permits or (b) under investigation to determine whether its eligibility to receive additional surface mining permits should be revoked, i.e., “permit blocked.” As used in this Section 6.7, “owned or controlled” shall be defined as set forth in 30 C.F.R. Section 773.5 (1991); and “Proceeding” shall mean any action, suit, proceeding, arbitration, investigation or audit, whether or not by any Governmental Agency.
6.8    Ownership and Control File. Purchaser has filed with the applicable Governmental Agency an ownership and control file necessary to facilitate the timely transfer of the Permits to Purchaser as such timing is contemplated under the terms of this Agreement (the “Purchaser Ownership and Control File”).
6.9    Federal Coal Lease Qualifications. Purchaser meets the Legal Requirements needed to have federal coal leases transferred to it, including specifically under 43 CFR Group 3400.
ARTICLE VII
TAX MATTERS
7.1    Tax Cooperation; Allocation of Taxes

(a)
Purchaser and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Purchaser and Seller shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least six years following the Closing Date. On or after the end of such period, each party shall provide the other with at least 10 days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. Seller and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Business.

(b)
All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Purchaser based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period after the Closing Date (any such portion of such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period. For the avoidance of doubt, Seller shall be liable for all interest and penalties incurred in a Post-Closing Tax Period if such interest and penalties are attributable to Taxes levied with respect to the Purchased Assets in a Pre-Closing Tax Period.

(c)
All transfer, excise, franchise, property, documentary, sales, use, stamp, registration, recording, value added and other such Taxes and fees (including any penalties and interest) imposed on Purchaser or Seller in connection with this Agreement and the Ancillary Agreements (“Transfer Taxes”) shall be apportioned equally between Purchaser and Seller. Purchaser and the Seller will cooperate to timely make all Tax returns, reports, forms and other filings as may be required to comply with the Legal Requirements relating to such Transfer Taxes and the Seller will cooperate with Purchaser in making such filings.

(d)
Apportioned Obligations shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by Applicable Law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with 7.2(b). Upon payment of any such Apportioned Obligation or Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under 7.2(b) together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement. Any payment not made within such time shall bear interest at a rate of 6% until paid.

7.2    Tax Treatment.

(a)
Purchaser and Seller agree, for U.S. federal income tax purposes, to treat the Royalty as defined in the Royalty Agreement retained by Seller as a production payment retained on the sale of a mineral property under Section 636(b) of the Code. As a result, the allocation between principal and interest of each payment made under the Royalty Agreement by Purchaser to Seller for U.S. federal income tax purposes shall be determined pursuant to the

“contingent bond method” set forth in Treasury Regulations Section 1.1275-4(c). Purchaser and Seller have agreed to the projected payment schedule set forth in Exhibit J to reasonably reflect the relative expected values and timing of payments to be made pursuant to the Royalty; provided, however, that nothing herein shall change or abrogate, or be deemed to change or abrogate, Purchaser’s disclaimers under Article VI of this Agreement. Neither Purchaser nor Seller makes any representation or warranty with respect to the projected payment schedule. In addition, for U.S. federal income tax purposes in general, and for purposes of applying the contingent bond method in particular, Purchaser and Seller have agreed that they shall consistently report for U.S. tax purposes: (1) Purchaser as the sole “issuer” of the Royalty; and (2) Seller as the sole “holder” of the Royalty, (as all such terms are applied in Treasury Regulation Section 1.1275-4(c)). Finally, Purchaser and Seller have agreed for U.S. federal income tax purposes that Seller will report its Royalty that burdens each of the Belle Ayr mine and the Eagle Butte mine as a single tax “property” under Section 614 of the Code, in recognition of the “economic interdependence” of its interest in such Mines resulting under the terms of the Royalty Agreement.

(b)
Neither Purchaser nor Seller shall take any action without the prior written consent of the other that would result in a deemed or actual reissuance (for U.S. federal income tax purposes) of the Royalty, which is treated as a production payment pursuant to Section 636(b) of the Code and the Treasury Regulations thereunder.

ARTICLE VIII
CERTAIN COVENANTS AND AGREEMENTS
8.1    Interim Operations. From the date hereof until the earlier of the Closing and the termination of this Agreement, except as set forth in Schedule 8.1 or as expressly permitted or required by this Agreement or as otherwise expressly consented to by the Purchaser in writing (which consent will not be unreasonably withheld, conditioned or delayed), and to the extent not prohibited by applicable Legal Requirements, each entity comprising the Seller, agrees, severally and not jointly, that it shall:

(a)	operate the Business in all material respects in the Ordinary Course of Business;

(b)	maintain the Purchased Assets in as good working order and condition as at present, ordinary wear and tear excepted;

(c)
keep in full force and effect all insurance policies currently in place, or other substantially equivalent insurance coverage without being in default or failing to give any notice or present any claim thereunder;

(d)
not sell, lease, license (as licensor), assign, dispose of or transfer any material tangible or intangible property or contract right, in each case that is a Purchased Asset, other than the sale of coal inventory in the Ordinary Course of Business;

(e)	not create or permit to be created any Lien (other than a Permitted Lien) on any of the Purchased Assets;

(f)	not take any action that would have a Material Adverse Effect; and

(g)	not take any action to do or engage (or commit to do or engage) in any of the foregoing.
8.2    Reasonable Access. Except as otherwise provided herein, from the date hereof until the earlier of (i) the termination of this Agreement and (ii) the Closing Date, subject to reasonable advance notice, the Seller shall permit the Purchaser and the Purchaser’s attorneys, consultants, accountants, production, environmental, maintenance, and safety managers, and other representatives to have reasonable onsite access during regular business hours to the Seller’s management personnel (including those involved in operations) and the Seller’s Real Property, Tangible Personal Property, Mines, books, records (including Tax records), accountants’ working papers (whether of internal or outside accountants), Contracts, Permits and documents in each case as related to the Purchased Assets, and will furnish the Purchaser copies of such documents and with such information with respect to the Purchased Assets and Business as the Purchaser may from time to time reasonably request.
8.3    Notification of Certain Matters. Each party shall give notice to the other party, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate at any time after the date hereof and prior to the Closing, if such untruth or inaccuracy would reasonably be expected to result in the failure of the condition set forth in Section 9.2(b), (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, or (c) the institution of or the threat of institution of any Proceeding against it related to this Agreement or the transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 8.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.
8.4    Efforts to Meet Conditions to Closing.

(a)
Upon the terms and subject to the conditions set forth in this Agreement, each of the Seller and the Purchaser agrees to use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby and by the Ancillary Agreements and to obtain satisfaction or waiver of the conditions precedent to such transactions, including (i) the obtaining of all necessary actions or nonactions and Consents from Governmental Agencies and the making of all necessary registrations and filings as promptly as practicable and the taking of all steps as may be necessary to obtain a Consent from, or to avoid a Proceeding by, any Governmental Agency, (ii) the obtaining of all permits, licenses, consents, authorizations, permit applications or other approvals necessary for Buyer to take possession of the Purchased Assets and operate the Business from and after the Closing; provided, nothing in this Agreement shall obligate or require either Seller or Purchaser to pay any consent or approval fee or other compensation to secure any such permits, licenses, consents, authorizations, permit applications or other approvals (other than customary filing and similar fees related to the transfer of the Permits and the Leases with the U.S. federal government and the State of Wyoming, which, if paid by Seller, shall be reimbursed by Purchaser), (iii) the defending of any Proceedings challenging this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any Governmental Agency vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Ancillary Agreements.

(b)
To the extent not prohibited by Legal Requirements, the Seller and the Purchaser shall use their commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Legal Requirement in connection with the transactions contemplated by this Agreement. Each party shall give the other party reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Agency regarding any such filings or any such transaction. Each party shall permit the other party to review and discuss in advance, and shall consider in good faith the views of the other party in connection with, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, proposals or other materials to be submitted or made to the Governmental Agencies with respect to such filings. In addition, no party shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Agency in respect of any such filings, investigation or other inquiry without giving the other party prior notice of such meeting and, if permitted, the opportunity to attend.

(c)	This Section 8.4 shall not apply to the Permits, which are governed by Section 8.6.
8.5    Certain Provisions Relating to Consents; Release of Guarantees.

(a)
Nothing in this Agreement nor the Ancillary Agreements shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract or other right, which by its terms or by Legal Requirements is not assignable without the Consent of a third party or absent consent is cancelable by a third party in the event of an assignment (“Non-Assignable Assets”), unless and until such Consent shall have been obtained. Without limiting any obligations set forth in Section 8.4 and subject to Section 8.5(d), each party shall, and shall cause its Affiliates (including, in the case of Seller, Contura Energy Services, LLC, but only in the case of the Contracts designated on Schedule 2.1(e) as “Partial Assignment Contracts”) to, use commercially reasonable efforts in endeavoring to obtain (x) such Consents as promptly as practicable after the date hereof, including the negotiation and execution of any transfer or consent documentation required by the counterparty so long as such documentation does not create any material obligations of any party not otherwise set forth herein and (y) a release of the Seller by the counterparty from any liability constituting an Assumed Liability (“Seller Release”). To the extent permitted by applicable Legal Requirements and any applicable Contract, in the event Consents to the assignment thereof cannot be obtained, (i) Seller and Purchaser will cooperate in a mutually agreeable arrangement under which the Purchaser would obtain, to the extent possible, the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, sub-leasing or contract mining and (ii) Seller and Buyer will continue to use commercially reasonable efforts in endeavoring to obtain such Consents and Seller Releases.

(b)
Notwithstanding any provision in this Agreement to the contrary, (i) in the event any Consent required for the assignment of any of the Contracts or Leases is not obtained prior to Closing, Seller shall not be in breach or non-fulfillment of any representation, warranty, covenant, obligation or other agreement set forth herein solely as a result thereof, so long as Seller satisfied its obligations herein in attempting to obtain such Consent, and (ii) nothing in this Agreement (other than Sections 8.5(c) and 8.5(d)) shall obligate or require either party or its respective Affiliates to pay any consent or approval fee or other compensation to secure any such approval or consent.

(c)
In addition, Purchaser shall use its commercially reasonable efforts to, effective as of the Closing, cause itself to be substituted in all respects for Seller and its Affiliates, and for Seller and its Affiliates to be released in respect of all obligations of Seller and any of its Affiliates under each guarantee, indemnity, surety bond, letter of credit, letter of comfort or other obligation relating primarily to the Business identified on Schedule 8.5(c) (the “Seller Guarantees”). In the event that such substitution and release is not obtained for any Seller Guarantee as of the Closing (and without prejudice to any other rights Seller may have in respect thereof), then following the Closing, Purchaser shall (i) indemnify, defend, release and hold harmless Seller and its Affiliates from and against, and reimburse Seller and its Affiliates for, any and all amounts paid or incurred by Seller or its Affiliates in connection with any such Seller Guarantee that is not substituted and released including, without limitation, any cost of maintenance of any letter of credit or other collateral paid to maintain such Seller Guarantee and (ii) continue to use its commercially reasonable efforts to cause itself to be substituted in all respects for Seller and its Affiliates, and for Seller and its Affiliates to be released in respect of all obligations of Seller and any of its Affiliates under such Seller Guarantee. This subsection does not apply to Reclamation Performance Bonds and Lease Bonds, which are the subject of Section 8.6(c).

(d)
Notwithstanding any provision in this Agreement to the contrary in the event any Consent (a “CSA Consent”) required for any of the Contracts constituting an agreement for the sale of coal (a “CSA”) is not obtained prior to Closing, then (x) Seller and Purchaser will continue to use commercially reasonable efforts in endeavoring to obtain such Consents and Seller Releases and (y) the provisions of this Section 8.5(d) shall apply with respect to each such CSA.

(i)    Seller (and specifically Contura Coal Sales, LLC) and Purchaser shall enter into a Back-To-Back Coal Supply Agreement substantially in the form of Exhibit H hereto (each, a “Back-To-Back Coal Supply Agreement”) under which Purchaser shall agree to supply, deliver and sell to Seller, and Seller shall agree to accept, purchase and pay for, all coal the seller of coal under such CSA is obligated to supply, deliver and sell to the customer thereunder such that Seller will have the ability to fulfill its remaining obligations under such CSA until the termination or expiration thereof. Each Back-to-Back Coal Supply Agreement shall have economic terms identical to, but offsetting, the CSA associated with such Back-to-Back Coal Supply Agreement. If any such CSA Consent is obtained after Closing, then the related CSA shall immediately and automatically transfer to Purchaser and the related Back-To-Back Coal Supply Agreements executed by the parties shall thereupon terminate as set forth therein.
(ii)    Notwithstanding Section 8.5(a), if Seller reasonably deems it advisable in order to obtain any CSA Consent, with prior notice to Purchaser, Seller shall be permitted in its reasonable discretion to negotiate any transfer or consent documentation required by the counterparty, including documentation that amends the terms of such CSA; provided that (i) any such documentation shall be subject to Purchaser’s written approval, not to be unreasonably withheld, and (ii) if the Net Present Value of such CSA as in effect as of the Closing exceeds the Net Present Value of such CSA after giving effect to any such amendment, then Seller and Purchaser shall each bear 50% of the amount of such excess.
(iii)    In the event that any counterparty to any CSA asserts a claim that consummation of the transactions contemplated by this Agreement, including entry into the Back-to-Back Coal Supply Agreement, constitutes a breach of or otherwise violates such CSA, then Seller shall be permitted to control the defense and resolution of such claim in its reasonable discretion; provided that (i) to the extent that Seller reasonably deems it advisable in the defense and resolution of such claim to enter into an agreement amending the terms of such CSA, such amendment shall be subject to Section 8.5(d)(ii) and (ii) 50% of any Losses incurred by Seller that are based upon, attributable to or result from such claim (“CSA Assignment Losses”) shall constitute Assumed Liabilities.
(iv)    Notwithstanding anything to the contrary in any Back-To-Back Coal Supply Agreement, in the event that any counterparty to any CSA does not make a payment due to Contura Coal Sales, LLC under such CSA by the date that is 15 days following the due date for such payment (the right to receive any such overdue payment under any CSA, a “CSA Overdue Receivable”), then with respect to each such CSA Overdue Receivable (x) Contura Coal Sales, LLC shall assign to Purchaser, and Purchaser shall assume, Contura Coal Sales, LLC’s right to receive such CSA Overdue Receivable under such CSA pursuant to an assignment agreement (each, a “CSA Overdue Receivable Assignment”), (ii) other than Contura Coal Sales, LLC’s obligation to assign such CSA Overdue Receivable to Purchaser in accordance with this Section 8.5(d)(iv), Seller shall have no obligation or liability to Purchaser with respect to such CSA Overdue Receivable, including any obligation to collect such CSA Overdue Receivable, and (iii) each CSA Overdue Receivable Assignment shall provide that the assignment of such CSA Overdue Receivable from Contura Coal Sales, LLC to Purchaser thereunder constitutes Purchaser’s sole and exclusive remedy against Seller with respect to such CSA Overdue Receivable.

(e)
Notwithstanding any provision in this Agreement to the contrary, (i) title to any Ranch shall not be transferred hereunder until each Reclamation Performance Bond for which such Ranch serves as collateral has been released in accordance with Section 8.6(c), and upon the release of all such Reclamation Performance Bonds with respect to a given Ranch, Seller shall deliver or cause to be delivered to Triple H Real Estate, LLC the Deeds, free and clear of all Liens other than Permitted Liens, in substantially the form of Exhibit F, with respect to such Ranch, duly executed and notarized by each applicable Seller, along with any documents (including transfer tax forms) required by the applicable city, county, or state to effectuate the recording of the Deed; and (ii) title to any nuclear coal analyzers and any nuclear material contained therein, in each case that is included in the Purchased Assets, shall not be transferred to Purchaser until Purchaser has obtained all Permits issued by the Nuclear Regulatory Commission (the “NRC Permits”) necessary to own and operate such assets, including approval for the transfer of NRC License 49-26963-03, whereupon Seller shall deliver or case to be delivered to Purchaser a Bill of Sale covering such assets in substantially the form of Exhibit A-1.

(f)	This Section 8.5 shall not apply to the Permits or the Coal Leases, which are governed by Section 8.6.
8.6    Permitting.

(a)
Documents; Filings. After the date hereof, Seller (with Purchaser’s full cooperation) shall use commercially reasonable efforts to prepare and deliver all applications (the “Permit Transfer Applications”) necessary to transfer the Permits, other than the Excluded Permits, and the coal leases set forth on Schedule 8.6(a) (the “Coal Leases”) to Purchaser. Purchaser (with Seller’s full cooperation) shall prepare said Permit Transfer Applications and submit the same to the respective Governmental Agencies’ offices as soon as reasonably practicable following Closing but in any event within three Business Days after the Closing. Seller and Purchaser shall diligently pursue and obtain the approval of all Governmental Agencies to transfer the Permits and the Coal Leases to Purchaser (such period following Closing through the transfer of the Permits and the Coal Leases, other than the Excluded Permits, to Purchaser shall herein be referred to as the “Transfer Period”). No more than three Business Days prior to the Closing, Purchaser shall update the Purchaser Ownership and Control File on file with the applicable Governmental Agency to facilitate the timely transfer of the Permits and the Coal Leases to Purchaser. Notwithstanding anything stated herein to the contrary, to the extent that transfers of certain Permits or Coal Leases to Purchaser are required to be approved by the applicable Governmental Agencies under the applicable Legal Requirements, (i) the foregoing provisions shall require the Purchaser to diligently pursue and obtain such approval during the period following execution of this Agreement, (ii) at the Closing, Purchaser will obtain the benefits and assume the obligations under such Permits and Coal Leases pursuant to the Ancillary Agreements, including but not limited to the Permit Operating Agreement and Lease Assignments, (iii) any confirmatory approval by the applicable Governmental Agency not obtained prior to the Closing will be obtained after Closing, and

(iv) in accordance with the forgoing each such transfer shall for all purposes of this Agreement be effective as of the Closing Date.

(b)	Explosives. Purchaser shall arrange for a Person possessing the required licenses to take possession from Seller at Closing of the explosives held for use by Seller in operating the Business.

(c)
Reclamation Performance Bonds and Lease Bonds. Schedule 1.1(a) sets forth a list of the applicable Reclamation Performance Bonds and Lease Bonds of Seller (the “Seller Bonds”) and the amount of such Seller Bonds (the “Bond Amount”). As promptly as practicable after the date hereof, Purchaser shall use its best efforts to cause substitute reclamation performance bonds and collateral bonds relating to the Permits and bonds relating to the Leases, each in the applicable Bond Amount, to be issued with Purchaser as the principal (the “Purchaser Bonds”) to replace in their entirety all Seller Bonds.  Seller agrees that, subject to the remaining provisions of this Section 8.6(c), the collateral posted by Seller (the “Seller Collateral”) for the Seller Bonds may be shared by Purchaser for the Purchaser Bonds. Upon the posting by Purchaser of collateral to replace the Seller Collateral (the “Purchaser Collateral”), the corresponding Seller Collateral shall be released.  Purchaser shall use its best efforts to obtain third party financing (the “Purchaser Refinancing”) in an amount sufficient to replace the Seller Collateral as promptly as practicable following the Closing, and Purchaser shall be obligated to replace the Seller Collateral posted with respect to any Seller Bond upon the earlier of (i) with respect to all Seller Bonds, receipt of the Purchaser Refinancing and (ii) with respect to each Seller Bond, within two (2) days of notice from any Governmental Agency that the Purchaser Bonds are required to advance the permit transfer process or otherwise effectuate the transfer from Seller to Purchaser of any Permit or Lease in respect of which such Seller Bond was posted, whether such notice is received upon the filing the Permit Transfer Applications or at some later date (the earlier of (i) and (ii) with respect to any Seller Bond, the “Collateral Replacement Deadline”).  If, as of the Collateral Replacement Deadline with respect to any Seller Bond, any Seller Collateral posted with respect to such Seller Bond remains outstanding, the full amount of such Seller Collateral shall be immediately due and payable to Seller by Purchaser, and such amount shall accrue interest at a rate of 6% per annum, compounding annually (the “Collateral Replacement Payment”). In order to secure Purchaser’s obligation to make the Collateral Replacement Payment, Purchaser hereby grants to Seller a security interest in all Purchased Assets that constitute mobile equipment, including without limitation, shovels, vehicles and drills (but excluding any such equipment subject to a lien in favor of Joy Global Surface Mining, Inc.). Purchaser hereby authorizes Seller to file any financing statement or similar record in any filing office Seller deems appropriate, such record to be in such form as Seller deems appropriate. Purchaser will do all such further things and execute such further documents as Seller may reasonably request to confirm, perfect or validate the foregoing grant of security or to enable Purchaser to protect and enforce the same. Notwithstanding any provision of this Agreement to the contrary, it is expressly understood and agreed by Seller and Purchaser that, after the date hereof, neither Seller nor any of its Affiliates will bear the financial burden of further processing or posting of additional bonds or other collateral for any transfer of the Permits or issuance of the permits contemplated by any permit applications that constitute Permits; provided, however, that Seller shall cooperate with Purchaser to permit Purchaser to post the Purchaser Collateral for transfer of the Permits or issuance of such permits, so long as Seller and its Affiliates suffer no financial consequences thereby.

(d)
Signage. Within 30 days after the transfer of any Permit to Buyer, Buyer shall replace any applicable signage to reflect that such transfer has occurred (including, for the avoidance of doubt, removing all names or marks of Seller or its Affiliates included on such signage).

8.7    Further Assurances. Following the Closing Date, the Seller and the Purchaser shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by the Purchaser or the Seller, to confirm and assure the rights and obligations provided for in this Agreement and the Ancillary Agreements and render effective the consummation of the transactions contemplated hereby and thereby, or otherwise to carry out the intent and purposes of this Agreement, provided that none of the foregoing shall increase any right or obligation of any party hereunder.
8.8    Transition Services. For a period of 120 days after the Closing Date (the “Transition Period”), if requested by the other party, the Seller, its Affiliates (including Contura Energy Services, LLC) and the Purchaser and its Affiliates shall, at no cost or expense to the other party, other than reimbursement of actual out-of-pocket costs or expenses (which shall not include general overhead or employee compensation and benefit expenses), cause their respective employees, agents and representatives to, provide transition services (“Transition Services”) to the other party in support of the efficient separation of the Business from the other businesses of the Seller and its Affiliates (the “Retained Businesses”). The Transition Services shall be provided in the same manner and to the same extent as provided by the Retained Businesses to the Business, or by the Business to the Retained Business, as applicable, prior to the Closing Date, and neither party shall have any obligation to provide any Transition Services that were not provided by the Retained Businesses to the Business, or by the Business to the Retained Business, as applicable, prior to the Closing Date. Without limiting the foregoing, the Transition Services may include, if requested by a party, (i) maintenance and support for existing accounting, information technology and financial systems, (ii) assistance in the migration to stand alone accounting systems, (iii) assistance with finalizing accounting records for pre-Closing periods (including related controls and supporting documents), (iv) administrative services, support, systems and coverage, (v) assistance with preparation of tax filings related to pre-Closing periods (including tax flings relating to the Wyoming Production Tax Liabilities), which assistance shall extend until the filing of such returns and the final resolution of the matters covered thereby, notwithstanding that such period may extend beyond 120 days after the Closing Date, (vi) assistance with the completion of the Wyoming Audit and any other audits with respect to pre-Closing periods, which assistance shall extend until the completion of such audits, notwithstanding that such period may extend beyond 120 days after the Closing Date, (vii) assistance with the administration of benefits coverage for employees or former employees of the Business, (viii) assistance with the transfer of documentation and records relating to pre-Closing periods, including, but not limited to, any information stored electronically or in other mediums and (ix) assistance with copying and scanning records constitute Purchased Assets or Retained Assets, respectively. Seller reserves the right in its discretion to give Purchaser and its employees access to and use of any intellectual property, software, licensing rights or other assets related to information technology and systems at times after the Closing to facilitate Purchaser’s performance of certain Transition Services for Seller’s benefit and for no other purpose.
8.9    Correspondence. Until the 12-month anniversary of the Closing Date or, with respect to electronic communications, until 30 days after the Closing Date, Seller shall use its commercially reasonable efforts to promptly forward to Purchaser any mail (including electronic mail) that the Seller receives after the Closing Date to the extent relating to the applicable Purchased Assets or the Business. During such periods, Purchaser likewise shall use its commercially reasonable efforts to promptly forward to Seller any mail (including electronic mail) that the Purchaser receives after the Closing Date to the extent relating to the Retained Assets, the Retained Liabilities or the employment of Employees during the period prior to the Closing Date.
8.10    Employees.

(a)
At or prior to the Closing, the Purchaser may make offers of employment to those Employees as the Purchaser may determine in its sole discretion. Any such offers of employment shall be on such terms and conditions as the Purchaser may determine in its sole discretion. No provision in this Section 8.10, whether express or implied, shall (a) create any third-party beneficiary or other rights in any Employee or former employee of the Seller (including any beneficiary or dependent thereof), any other participant in any Employee Plan or any other Person; (b) create any rights to continued employment with the Seller, the Purchaser or any of their Affiliates; or (c) constitute or be deemed to constitute an amendment to any Employee Plan or any other plan, program, policy, agreement or arrangement providing for compensation or benefits sponsored or maintained by the Seller, the Purchaser or any of their respective Affiliates.

(b)
Notwithstanding Section 8.10(a), Purchaser will (i) offer employment to the Employees set forth on Schedule 8.10(b) effective as of the Closing at a level of compensation within 10% of each such Employee’s current compensation and with benefits that are consistent with the benefits currently offered by Purchaser and (ii) maintain the employment of those Employees set forth on Schedule 8.10(b) for at least the six months immediately following the Closing with compensation and on other terms and conditions that are comparable to the level of compensation and other terms and conditions applicable to such Employees immediately prior to the Closing. Nothing in this Section 8.10(b) shall confer any rights or benefits on any Person, other than the parties to this Agreement. Seller understands and agrees that it is Seller’s sole responsibility to terminate the employment of any of Seller’s employees that Seller does not wish to retain as its employee as of the Closing. Seller acknowledges that it is within Purchaser’s sole discretion to offer employment or not offer employment to any of the Employees, except as otherwise provided in this Section 8.10(b).

(c)
Seller, or an Affiliate of Seller, shall be obligated to provide continuation health care coverage, to the extent required by and in accordance with Section 4980B of the Code and Sections 601 to 608, inclusive, of ERISA (“COBRA”) to Employees and former employees performing services in connection with the Business who left employment or otherwise experienced a COBRA qualifying event on or prior to the Closing Date and who retain a right to a benefit under any of the Employee Plans that are subject to COBRA, and their qualified beneficiaries (as defined in COBRA) and to whom the Seller is, on the Closing Date, either (i) providing such continuation health care coverage, or (ii) under an obligation to provide such continuation health care coverage at the election of the Employee or former employee or the qualified beneficiary. For all Employees who become employees of Purchaser and who elect COBRA continuation health coverage under an Employee Plan, Seller will make such coverage (with regard to medical and dental coverage) available to each such Employee through December 31, 2017 or such later date as may be mutually agreed by Seller and Purchaser at the same cost as for active employees of Seller, so long as such Employee remains employed by Purchaser, and Purchaser shall reimburse Seller for all costs and expenses incurred in providing such coverage within 15 Business Days of receipt of an invoice of such costs and expenses. Purchaser shall have responsibility and shall assume the Liability for any and all obligations under COBRA with respect to all Employees who become employees of Purchaser and their qualified beneficiaries, who, in any such case become covered under a group health plan of Purchaser and who incur a COBRA qualifying event after the Closing Date.

(d)	Purchaser shall be solely responsible for, and agrees to hold harmless the Sellers from and against, any liability arising under the WARN Act with respect to any Employee who becomes an employee of Purchaser after the Closing Date and who is found to have suffered an “employment loss” under the WARN Act as a result of being terminated by Purchaser on or after the Closing Date.

(e)
Seller shall be solely responsible for, and agrees to hold harmless the Purchaser from and against, any liability arising under the WARN Act with respect to any Employee, whether or not such Employee becomes an employee of Purchaser, who is found to have suffered an “employment loss” under the WARN Act as a result of being terminated by Seller on or before the Closing Date.

8.11    Bulk-Sales Laws. The Purchaser hereby waives compliance by the Seller with the requirements and provisions of any “bulk-transfer” Legal Requirements of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to the Purchaser.
8.12    Disclaimer of Warranties. Purchaser acknowledges that the representations and warranties contained this Agreement or in any Ancillary Agreement to which Seller is a party are the only representations or warranties given by Seller, and that all other express or implied warranties are disclaimed. Without limiting the foregoing, Purchaser acknowledges that, except as otherwise expressly provided in this Agreement or in the Ancillary Agreements to which Seller is a party, the Purchased Assets are being conveyed to Purchaser “AS IS”, “WHERE IS,” and “WITH ALL FAULTS.”  WITHOUT LIMITING THE FOREGOING, PURCHASER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLER AND ITS RESPECTIVE RELATED PERSONS HAVE MADE NO REPRESENTATION OR WARRANTY CONCERNING (A) ANY FUTURE REVENUES, COSTS, EXPENDITURES, CASH FLOW, RESULTS OF OPERATIONS, FINANCIAL CONDITION, OR PROSPECTS THAT MAY RESULT FROM THE OWNERSHIP, USE, OR SALE OF THE PURCHASED ASSETS, OR (B) THE CONDITION OF THE PURCHASED ASSETS, INCLUDING COMPLIANCE WITH ANY ENVIRONMENTAL LAWS OR OTHER LAWS.
8.13    Schedules. Subject to Section 8.1, prior to the Closing, Seller may supplement or amend its Schedules to reflect any matter that (i)(x) arises after December 5, 2017 or (y) is not material to the Business and (ii) does not add any tangible personal property used in the Business and located in Wyoming to Schedule 2.2(r). Any such supplemental or amended disclosure shall be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of Article XII, but will not be deemed to have cured any such breach made in this Agreement nor to have been disclosed as of the date of this Agreement for purposes of determining whether or not the conditions set forth in Article IX hereof have been satisfied.

ARTICLE IX
CONDITIONS TO CLOSING
9.1    Conditions to Obligations of Each Party. The respective obligations of the Seller and the Purchaser to consummate the transactions contemplated by this Agreement at each Closing are subject to the satisfaction of the following conditions:

(a)
no Legal Requirement or Order of any kind shall have been enacted, entered, promulgated or enforced by any Governmental Agency that would prohibit the consummation of the transactions contemplated by this Agreement or have the effect of making them illegal and no Proceeding brought by any Governmental Agency seeking to impose such an Order is pending.

9.2    Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement to be performed at the Closing are subject to the satisfaction or fulfillment of the following conditions precedent, any of which may be waived in whole or in part in writing by the Purchaser:

(a)	the Seller shall have delivered, or caused to be delivered, all of the items required by Section 4.2;

(b)
all representations and warranties of the Seller set forth in Article V of this Agreement, without regard to any qualification or limitation with respect to materiality, shall be true and correct as of the Closing Date as if made on and as of such date (except for representations and warranties that are made as of a specific date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct has not had a Material Adverse Effect. The Seller shall have performed or complied in all material respects with all covenants and agreements contemplated by this Agreement to be performed by the Seller at or prior to the Closing Date. With respect to the Closing, the Purchaser will have received a certificate attesting to the matters set forth in this Section 9.2(b), duly executed by the Seller;

(c)	there shall not have occurred any Material Adverse Effect since the date of this Agreement; and

(d)
Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Seller and its Affiliates are not “Permit blocked” and shall not have received notice from any federal, state or local Governmental Agency that any such party is ineligible to receive any Mining Permits (or under investigation regarding the same).

9.3    Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement to be performed at the

Closing are subject to the satisfaction or fulfillment of the following conditions precedent, any of which may be waived in whole or in part in writing by the Seller:

(a)	the Purchaser shall have delivered, or caused to be delivered, all of the items required by Section 4.3;

(b)
all representations and warranties of the Purchaser set forth in Article V of this Agreement or in any document delivered pursuant hereto, without regard to any qualification or limitation with respect to materiality, shall be true and correct as of the Closing Date as if made on and as of such date (except for representations and warranties that are made as of a specific date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct has not had a Purchaser Material Adverse Effect. The Purchaser shall have performed or complied in all material respects with all covenants and agreements contemplated by this Agreement to be performed by the Purchaser at or prior to the Closing Date. With respect to the Closing, the Seller will have received a certificate attesting to the matters set forth in this Section 9.3(b), duly executed by the Purchaser; and

(c)
Seller shall have received evidence reasonably acceptable to the Seller that the Purchaser and its Affiliates are not “Permit blocked” and shall not have received notice from any federal, state or local Governmental Agency that any such party is ineligible to receive any Mining Permits (or under investigation regarding the same).

9.4    Frustration of Closing Conditions. Neither the Purchaser nor the Seller may rely on the failure of any condition set forth in Section 9.1, Section 9.2, or Section 9.3, as the case may be, to be satisfied if such failure results in whole or in part from such party’s failure to comply with its obligations to consummate the transactions, or any other obligations, contemplated by this Agreement and the Ancillary Agreements as required by the provisions of this Agreement.
ARTICLE X
TERMINATION OF AGREEMENT
10.1    Right to Terminate. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing Date:

(a)
by either Seller or Purchaser if the Closing shall have not occurred by December 31, 2017 (the “Termination Date”), provided, however, that the right to terminate this Agreement under this Section 10.1(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b)	by the mutual written consent of the Purchaser and the Seller;

(c)
by the Purchaser or the Seller, if a Governmental Agency of competent jurisdiction has issued a final, non-appealable Order, or adopted any Legal Requirement, in each case permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; or

(d)
by the Purchaser or the Seller, as the case may be, if the other party has materially breached or failed to perform any of its (i) representations or warranties contained herein (unless the aggregate failure of such representations or warranties does not have a Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable), or (ii) covenants or agreements contained herein, which breach or failure to perform in the case of either of the foregoing clauses (i) or (ii) has not been cured by the Termination Date.

The party desiring to terminate this Agreement pursuant to this Article X shall give written notice of such termination to the other party.
10.2    Effect of Termination. Each party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise and the exercise of a right of termination will not be an election of remedies. In the event of termination of this Agreement pursuant to Section 10.1, this Agreement will terminate and become void and of no further force and effect and there will be no further Liability on the part of any party hereto, except that the provisions of Section 10.1, this Section 10.2, and Article XIII will survive any termination of this Agreement. Nothing in this Section 10.2 will relieve any party of Liability for any willful or material breach of this Agreement.
ARTICLE XI
SURVIVAL OF REPRESENTATIONS AND WARRANTIES
11.1    Survival. The representations, warranties, covenants and agreements of the Seller and the Purchaser, as applicable, contained in this Agreement will survive the Closing Date but only to the extent specified below:

(a)
All covenants and agreements contained in this Agreement will survive the Closing Date in accordance with their respective terms; provided that the covenants and agreements contained in Section 8.1 will survive the Closing Date until the 24-month anniversary of the Closing Date.

(b)
The representations and warranties contained in this Agreement will survive the Closing Date until the 24-month anniversary of the Closing Date, at which point such representations and warranties and any claim for indemnification by the Purchaser or the Seller, as applicable, on account thereof will expire and terminate, except for pending claims identified in writing on or before such date to a party obligated to provide indemnification under Article XII; provided, however, that the Fundamental Representations shall survive indefinitely and the representations and warranties set forth in Section 5.9 (Taxes) shall survive the Closing until ninety (90) days after the date on which the statute of limitations applicable to the matter covered by such representation or warranty expires.
ARTICLE XII
INDEMNIFICATION
12.1    General Indemnification Obligation.

(a)
After Closing, each entity comprising the Seller hereby agrees to indemnify, defend and hold harmless the Purchaser, its Affiliates, and their respective directors, officers, managers, employees, Affiliates, agents, advisors, representatives, successors and assigns (each, a “Purchaser Indemnified Party”), severally and not jointly, from and against, and pay and reimburse the Purchaser Indemnified Parties for, any and all losses, Liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, settlements, Taxes, costs, disbursements and expenses (including reasonable costs of investigation and reasonable defense and attorneys’ and other professionals’ fees), whether or not involving a Third Party Claim (individually, a “Loss” and, collectively, “Losses”):

(i)
based upon, attributable to or resulting from the failure of any of the representations or warranties made by such entity in this Agreement (including any Schedule or Exhibit attached hereto) or under any Ancillary Agreement to be true and correct in all respects at and as of the Closing Date;

(ii)	based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of such entity under this Agreement or under any Ancillary Agreement; and

(iii)	(A) relating to the Retained Assets or (B) constituting or related to any Retained Liabilities that are Retained Assets or Retained Liabilities of such entity.

(b)
After Closing, the Purchaser hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates, and their respective directors, officers, managers, employees, Affiliates, agents, advisors, representatives, successors and assigns (each, a “Seller Indemnified Party”) from and against, and pay and reimburse the applicable Seller Indemnified Parties for, the amount of any Losses:

(i)
based upon, attributable to or resulting from the failure of any representation or warranty made by the Purchaser in this Agreement (including any Schedule or Exhibit attached hereto) or under any Ancillary Agreement to be true and correct in all respects at and as of the Closing Date;

(ii)	based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Purchaser under this Agreement or any Ancillary Agreement; and

(iii)	(A) related to the Business (other than any Retained Assets) or any of the Purchased Assets to the extent arising after the Closing Date or (B) constituting or related to any Assumed Liabilities.

(c)
The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 12.1(a)(i) or (b)(i), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 12.1(a)(i) or (b)(i) exceeds $400,000 (the “Threshold”), in which event the Indemnifying Party shall be required to pay or be liable for Losses in excess of the Threshold. The aggregate amount of all Losses for which an Indemnifying Party shall be liable to the Indemnified Party for indemnification under Section 12.1(a)(i) or (b)(i), as the case may be, shall not exceed $10,000,000 (the "Cap"). For the avoidance of doubt, for purposes of this paragraph, the Threshold and the Cap shall be measured separately for each of Purchaser, on the one hand, and Seller, collectively, on the other hand. Notwithstanding anything to the contrary in this Agreement, the limitations set forth in this Section 12.1(c) shall not apply to any Losses based upon (i) actual fraud or willful misconduct in the making of any representation or warranty in this Agreement or (ii) a breach of any Fundamental Representations.

(d)
Payments by an Indemnifying Party pursuant to this Section 12.1 in respect of any Loss shall be limited to the amount of any Liability or damage that remains after deducting therefrom any (i) insurance proceeds actually received (less expenses, including reasonable attorneys’ fees, attributable to such receipt) by the Indemnified Party, if any, in respect of insurance policies maintained by the Indemnified Party and (ii) Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such damages. The Indemnified Party shall use its commercially reasonable efforts to recover under such insurance policies. Notwithstanding anything to the contrary in this Section 12.1(d), in no event will any Indemnified Party be required to (i) pursue any such insurance proceeds prior to seeking indemnification under this Article XII or (ii) commence litigation to recover proceeds under such insurance policies; provided, however, the Indemnified Party shall reasonably cooperate with and provide reasonable assistance to Indemnifying Party in efforts to recover such proceeds. The Indemnified Party shall remit to the Indemnifying Party any such insurance proceeds (less expenses and increases in premiums attributable to such Loss) that are paid to the Indemnified Party with respect to the Losses for which the Indemnified Party has been previously compensated pursuant to this Article XII.

(e)
Notwithstanding any other provision of this Agreement, in no event shall Seller or Purchaser be liable for punitive, exemplary, diminution of value, lost profits, special or consequential damages of any kind or nature, regardless of the form of action through which such damages are sought, unless such damages are asserted or recovered by a third party in a Third Party Claim.

12.2    Indemnification Procedures. Any party (the “Indemnified Party”) desiring to assert an indemnity claim hereunder shall provide the other party (the “Indemnifying Party”) with notice of such indemnity claim within a reasonable time after receiving actual notice of the facts, events, circumstances or conditions giving rise to such claim; provided, however, if the indemnity claim is based upon a claim asserted in writing by a third party (a “Third Party Claim”), notice thereof shall be provided within ten (10) Business Days after receipt of notice by the Indemnified Party of the Third Party Claim; provided, further, that the failure to give timely notice hereunder shall not relieve the Indemnifying Party from any obligation under this Agreement, except to the extent, if any, that the Indemnifying Party is prejudiced thereby. When any indemnity claim is made with respect to a Third Party Claim and thereafter, the Indemnified Party shall provide the Indemnifying Party with copies of any reasonably available materials in its possession describing the facts or containing information with respect to such Third Party Claim.
12.3    Specific Performance. Each party’s obligation under this Agreement is unique. If any party should breach its covenants under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting Losses; accordingly, the non-breaching party or parties, in addition to any other available rights or remedies they may have under the terms of this Agreement, shall be entitled to specific performance and/or to obtain an injunction or injunctions to prevent breaches of this Agreement, and each party expressly waives the defense that a remedy in damages will be adequate and waives any obligation that that a bond be posted.
12.4    Exclusive Remedies. Subject to Section 12.3, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all Losses for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, shall be pursuant to the indemnification provisions set forth in this Article XII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under applicable Legal Requirements, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Legal Requirement, other than the right to obtain indemnification pursuant to this Article XII. Nothing in this Section 12.4 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 12.3.
12.5    Additional Security for Purchaser’s Performance. To provide Seller with enhanced security from the risk of Purchaser failing to perform its obligations under the Royalty Agreement and any Back-to-Back Coal Supply Agreement and to protect Seller from potential Losses and Liabilities that may result from Purchaser’s breach of such obligations, Purchaser has agreed to deliver at Closing a corporate guaranty in substantially the form of Exhibit I attached hereto (the “Purchaser Corporate Guaranty”), issued by and duly executed on behalf of Blackjewel Holdings L.L.C., a Delaware limited liability company, guaranteeing for Seller’s benefit the Purchaser’s performance of Purchaser’s obligations and Liabilities under this Agreement, the Royalty Agreement and the Back-to-Back Coal Supply Agreements.
12.6    Covenant Regarding Seller’s Performance. Contura Energy, Inc. agrees to cause each Seller to perform all of such Seller’s covenants, agreements, obligations and liabilities under this Agreement and the Back-to-Back Coal Supply Agreements, including, without limitation, advancing funds sufficient to allow such Seller to perform all of such Seller’s covenants, agreements, obligations and liabilities under this Agreement and the Back-to-Back Coal Supply Agreements. For the avoidance of doubt, any failure of Seller to perform any of such Seller’s covenants, agreements, obligations and liabilities under this Agreement or the Back-to-Back Coal Supply Agreement shall constitute a breach by Contura Energy, Inc. of its performance guaranty obligations under this Section 12.6 unless cured by Contura Energy, Inc. For the avoidance of doubt, the inability of any Seller to perform any of such Seller’s covenants, agreements, obligations or liabilities under this Agreement or any Back-to-Back Coal Supply Agreement shall not be a defense to Contura Energy, Inc.’s performance guaranty obligations under this Section 12.6.
ARTICLE XIII
MISCELLANEOUS PROVISIONS
13.1    Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given: (a) when delivered personally to the recipient; (b) three (3) Business Days after being sent by certified United States Mail, postage prepaid, return receipt requested; or (c) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the Seller and to the Purchaser at the addresses indicated below:

If to Purchaser:
Blackjewel L.L.C.
1051 Main Street
Milton, WV 25541
Attn: Jeffery A. Hoops, President & CEO

with a copy (which shall not constitute notice) to:
Dinsmore & Shohl LLP
611 Third Avenue
Huntington, West Virginia 25701
Attn: M. Edward Cunningham, II, Esq.

If to Seller:
Contura Coal West, LLC
Contura Wyoming Land, LLC
Contura Coal Sales, LLC
c/o Contura Energy Services, LLC
Attn: Mark M. Manno, General Counsel
P.O. Box 848, Bristol, TN 37621-0848 (U.S. mail)
340 Martin Luther King Jr. Blvd., Bristol, TN 37620 (physical address)

with a copy to:
Contura Energy Services, LLC
Attn: Mark M. Manno, General Counsel
P.O. Box 848, Bristol, TN 37621-0848 (U.S. mail)
340 Martin Luther King Jr. Blvd., Bristol, TN 37620 (physical address)
or to such other address as any party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section 13.1.
13.2    Waivers and Amendments. No amendment, modification or discharge of this Agreement (including any Schedule or Exhibit), and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any party hereto of a breach or of a default under any provisions of this Agreement, nor the failure by any party on one or more occasions to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.
13.3    Fees and Expenses. Except to the extent expressly provided otherwise in this Agreement, each party will bear its own costs, fees and expenses (including attorneys’, consultants’, and advisors’ fees and expenses) incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.
13.4    Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of its rights, interests or obligations may be assigned by any party hereto, including by operation of law, without the prior written consent of the other party; provided that each party to this Agreement may assign this Agreement and/or any Ancillary Agreement without such approval to its respective Affiliates or in connection with the sale of all or substantially all of its assets to an assignee that (i) has a creditworthiness (e.g., assets and capitalization) and net worth not less than that of the assigning party as of the Closing and (ii) agrees to be bound by the terms and conditions of the applicable agreement and assume all obligations of the assigning party hereunder or thereunder, as applicable.
13.5    Consent to Jurisdiction. Each party irrevocably submits to the jurisdiction of the state and federal courts with territorial jurisdiction over Campbell County, Wyoming for the purposes of any Proceeding arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such Proceeding either in a United States District Court for the District of Wyoming, or if such Proceeding may not be brought in such court for jurisdictional reasons, in a state court located in Campbell County, Wyoming. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 13.1 shall be effective service of process for any Proceeding in the said courts with respect to any matters to which it has submitted to jurisdiction in this Section 13.5. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in said courts, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.
13.6    Governing Law. This Agreement will be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws.
13.7    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY

IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, and (ii) IT MAKES SUCH WAIVER VOLUNTARILY.
13.8    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability (a) of the offending term or provision in any other situation or in any other jurisdiction or (b) of any other term or provision of this Agreement.
13.9    Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), the Confidentiality Agreement and, once executed and delivered, the Ancillary Agreements constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings, agreements, statements, representations, documents, instruments, communications and correspondence, whether written or oral, express or implied, by or among the parties hereto and their respective Affiliates, representatives and agents with respect to the subject matter hereof and thereof.
13.10    Construction. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or the Ancillary Agreements. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The word “or” is used in the inclusive sense of “and/or.”
13.11    Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. There may be included in the Schedules and elsewhere in this Agreement items and information that are not “material,” and such inclusion shall not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material,” or to affect the interpretation of such term for purposes of this Agreement. Matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be disclosed in the Schedules. The representations and warranties of Seller set forth in Article V are hereby excepted to the extent disclosed in the disclosure schedules provided by Seller. Such disclosure schedules shall be arranged in sections corresponding to the numbered and lettered paragraphs contained in this Agreement. Any information disclosed on one schedule hereunder shall also be considered to be disclosed on any other schedule hereunder and for purposes of any other section hereof to the extent applicability of such information is reasonably apparent. No disclosure in the Schedules relating to a possible breach or violation of any Contract, Legal Requirement or Order shall be construed as an admission or indication that such breach or violation exists or has occurred. Any capitalized term used in the Schedules and not otherwise defined therein shall have the meaning given to such term in this Agreement. Any headings set forth in the Schedules are for convenience of reference only and shall not affect the meaning or interpretation of any of the disclosures set forth in the Schedules.
13.12    Headings. The headings contained in this Agreement are included for convenience only, and will not affect in any way the meaning or interpretation of this Agreement.
13.13    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The electronic transmission of any signed original counterpart of this Agreement shall be deemed to be the delivery of an original counterpart of this Agreement. The executed Agreement together with any attachments hereto may be photocopied and stored on computer tapes, disks and similar electronic storage media (“Imaged Document”).  If an Imaged Document is introduced as evidence in any judicial, arbitration, mediation or administrative proceeding, it shall be considered as admissible evidence, provided that such Imaged Document bears the signatures of the Parties and further provided that there is no evidence that such Imaged Document has been manipulated or otherwise altered in any way. Neither Party shall object to the admissibility of the Imaged Document on the basis that such was not originated or maintained in documentary form under either the hearsay rule, the best evidence rule, or other rule of evidence.
13.14    Announcements. Purchaser shall not issue any press release or make any public announcement relating to the subject matter of this Agreement or the transactions contemplated by this Agreement without the prior approval of Seller, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing or any other provision herein or in the Confidentiality Agreement, Purchaser understands that Seller’s ultimate parent, Contura Energy, Inc., intends to make a public announcement about the execution and delivery of this Agreement and the transactions contemplated herein, and Purchaser agrees that such actions do not constitute a violation of this Agreement or the Confidentiality Agreement.
13.15    Third Parties. Except as otherwise expressly provided for in this Agreement, nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties to this Agreement and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first set forth above.

PURCHASER:	BLACKJEWEL L.L.C.

	By:	/s/ Jeffery A. Hoops
	Name:	Jeffery A. Hoops
	Title:	President and CEO

SELLER:	CONTURA COAL WEST, LLC

	By:	/s/ C. Andrew Eidson
	Name:	C. Andrew Eidson
	Title:	Vice President and Treasurer

CONTURA WYOMING LAND, LLC

	By:	/s/ C. Andrew Eidson
	Name:	C. Andrew Eidson
	Title:	Vice President and Treasurer

CONTURA COAL SALES, LLC

	By:	/s/ C. Andrew Eidson
	Name:	C. Andrew Eidson
	Title:	Vice President and Treasurer

SOLELY FOR PURPOSES OF SECTION 12.6:	CONTURA ENERGY, INC.

	By:	/s/ C. Andrew Eidson
	Name:	C. Andrew Eidson
	Title:	Executive Vice President and Chief Financial Officer

SOLELY FOR PURPOSES OF SECTION 8.5(a) AND SECTION 8.8	CONTURA ENERGY SERVICES, LLC
	By:	/s/ C. Andrew Eidson
	Name:	C. Andrew Eidson
	Title:	Executive Vice President and Chief Financial Officer